Amendment No. 2 to Preliminary Offering Circular, Dated February 14, 2020

AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.  INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED.  THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF ANY SUCH STATE.  WE MAY ELECT TO SATISFY OUR OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF OUR SALE TO YOU THAT CONTAINS THE URL WHERE THE OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

Greene Concepts, Inc.

13195 U.S. Highway 221 N

Marion, North Carolina, 28752

(844) 889-2837; www.greeneconcepts.com

Best Efforts Offering of up to 2,000,000,000 Shares of Common Stock

Greene Concepts, Inc. (which we refer to as “our company,” “we,” “our” and “us”) is offering up to two billion (2,000,000,000) shares of its Common Stock at a fixed offering price of $0.0015 per share. The aggregate amount of gross proceeds we are seeking to raise is three million dollars ($3,000,000). There is no minimum number of shares that must be sold in order to close this offering and thus no escrow account is being utilized. See “Plan of Distribution” beginning on page 19 and “Securities Being Offered” beginning on page 39.

Our Common Stock is quoted on the OTC Pink Market maintained by OTC Markets Group Inc., under the trading symbol “INKW” and the closing bid price of our Common Stock on February 6, 2020 was $0.0022. Our Common Stock currently trades on a sporadic and limited basis. Our board of directors used its business judgment in setting a value of $0.0015 per share of common stock of our company as the offering price for this offering. The purchase price per share bears no relationship to our book value or any other measure of our current value or worth.

The proposed sale of our common stock in this offering will begin as soon as practicable after this offering statement has been qualified by the Securities and Exchange Commission, or the SEC, and the relevant state regulators, as necessary. This offering will terminate at the earlier of: (1) the date on which the maximum offering amount has been sold, (2) the date which is one year after this offering has been qualified by the SEC or (3) the date on which this offering is earlier terminated by us in our sole discretion.

This offering is being conducted on a “best efforts” basis pursuant to Regulation A of Section 3(b) of the Securities Act of 1933, as amended, or the Securities Act, for Tier 1 offerings and there is no minimum offering amount. We plan to hold a series of closings at which we and investors will execute subscription documents, we will receive the funds from investors and issue the shares to investors. See “Plan of Distribution” and “Securities Being Offered” for a description of our capital stock.

	Price to Public	Underwriting Discount and Commissions(1)	Proceeds to Issuer(2)	Proceeds to Other Persons
Per share	$0.0015	$0	$0.0015	$0
Total Maximum	$3,000,000	$0	$3,000,000	$0

(1)	We do not intend to use commissioned sales agents or underwriters.

(2)	The amounts shown are before deducting offering costs to us, which include legal, accounting, printing, due diligence, marketing, consulting, selling and other costs incurred in this offering.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, or the JOBS Act, and, as such, may elect to comply with certain reduced reporting requirements for this offering circular and future filings after this offering.

Investing in this offering involves a high degree of risk, and you should not invest unless you can afford to lose your entire investment. See “Risk Factors” beginning on page 10 for a discussion of certain risks that you should consider in connection with an investment in our securities.

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or your net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

THE U.S. SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

This offering circular is following the offering circular format described in Part II (a)(1)(i) of Form 1-A.

The approximate date of commencement of proposed sale to the public is , 2020.

Summary	4
Risk Factors	10
Dilution	17
Plan of Distribution	19
Use of Proceeds	22
Description of Business	23
Description of Property	28
Management’s Discussion and Analysis of Financial Condition and Results of Operations	29
Directors, Executive Officers and Significant Employees	34
Compensation of Directors and Executive Officers	35
Security Ownership of Management and Certain Securityholders	37
Interest of Management and Others in Certain Transactions	38
Securities Being Offered	39
Legal Matters	44
Interests of Named Experts and Counsel	44
Where You Can Find More Information	44
Financial Statements	F-1

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE.

We are offering to sell, and seeking offers to buy, our securities only in jurisdictions where such offers and sales are permitted. You should rely only on the information contained in this offering circular. We have not authorized anyone to provide you with any information other than the information contained in this offering circular. The information contained in this offering circular is accurate only as of its date, regardless of the time of its delivery or of any sale or delivery of our securities. Neither the delivery of this offering circular nor any sale or delivery of our securities shall, under any circumstances, imply that there has been no change in our affairs since the date of this offering circular. This offering circular will be updated and made available for delivery to the extent required by the federal securities laws.

SUMMARY

This summary highlights information contained elsewhere in this offering circular. This summary does not contain all of the information that you should consider before deciding to invest in our securities. You should read this entire offering circular carefully, including the “Risk Factors” section, our historical financial statements and the notes thereto, each included elsewhere in this offering circular.

Our Company

Overview

Our company name is Greene Concepts, Inc. We are headquartered in Marion, North Carolina. We are a New York corporation that was incorporated on August 18, 1952 and previously operated as Tech-OHM Resistor Corporation, Tech-OHM Electronics, Inc., International Citrus Corporation, Princeton Commercial Holdings, Inc., Eurowind Energy, Inc., First Petroleum and Pipeline Inc., and Luke Entertainment, Inc. Since our inception, we have operated different businesses under these different names before changing our name to Greene Concepts, Inc. and engaging in our current business line. Through our wholly-owned subsidiary, Mammoth Ventures Inc., or Mammoth, we are now a bottling and beverage company committed to providing the world with high quality, healthy, and enhanced beverage choices. Our beverage and bottling facility is located in Marion, North Carolina. The facility is a 55,000 square foot bottling and beverage plant that is located within the boundaries of the Pisgah National Forest. The bottling facility has as its water sources a combination of seven (7) spring and artesian wells that are fed from a natural aquifer that is located deep below the Pisgah National Forest. We are focused on producing a variety of beverage product lines including, but not limited to, spring and artesian water, cannabinoid, or CBD, infused beverages, pH balanced water and beverage offerings, as well as enhanced athletic drinks in addition to other product offerings. Additionally, we expect that Mammoth will act as a third-party producer and bottler of "white label" beverage and water products. White label bottling services are provided for clients that desire to market their own product formulations, brand name and labeling while outsourcing the production and bottling of their products to Mammoth.

Before acquiring Mammoth on February 6, 2019, we operated our legacy business, which was the manufacture and distribution of a line of 25 high quality consumer focused inkjet kits. On April 30, 2019, our board of directors made a determination to wind down our legacy business and to transition into the beverage and bottling business.

On February 6, 2019, we entered into a Stock Purchase Acquisition Agreement and Merger Agreement and Promissory Note Agreement with BNL Capital LLC, or BNL Capital. Pursuant to the terms of the agreement, BNL Capital agreed to sell 100% of the outstanding shares of Mammoth to us for a purchase price of $1,350,000. Mammoth acquired certain assets of the defunct business formerly referred to as “North Cove Springs Bottling and Beverage,” which includes the Marion, North Carolina bottling facility and related assets. We financed the acquisition through a secured promissory note in the amount of $1,350,000 in favor of BNL Capital. The promissory note was secured by 100% of the outstanding shares of Mammoth that are owned by our company. See “Description of Business – Terms of Acquisition of Mammoth Ventures, Inc.” for a description of the terms of our acquisition of Mammoth.

Upon acquiring Mammoth, we began the process of performing required maintenance to revitalize all the equipment and facility infrastructure in order to relaunch production at the plant. At the time of the acquisition all of the plant equipment was in good condition although the equipment had not operated for several years and it did require a thorough inspection and light maintenance to assure proper operation when the bottling lines are relaunched. At the time of the acquisition, we hired, Kenneth Porter, a 30+ year veteran of the beverage and bottling industry, as plant manager to oversee operations as well as the revitalization and expected relaunch of the facility.

The Food and Drug Administration, or FDA, requires adherence to current good manufacturing practice, or CGMP, regulations for the processing and bottling of bottled drinking water, which includes facility inspection and documentation of corrective measures and reporting requirements, as well as new requirements for hazard assessments and food safety, or HACCP, plans mandated by the Food Safety and Modernization Act, or FSMA. Final preparations for inspection are underway, including building and facility maintenance such as pressure washing, painting, general cleaning, and minor building repairs.

In addition to complete cleaning and maintenance of the 55,000 square foot facility, standard operating policies and procedures must be documented in accordance with federal legislation. This documentation includes conducting and reporting of microbial testing of source water and any finished product, which must be completed prior to initiating filling and packaging of bottles for shipment from our production lines.

In concert with the coordination of the final preparations for inspection and the launching of production, we are presently working with a number of distributors and retailers to presale orders for production once the plant is fully operational. We expect to relaunch the plant during the first quarter of 2020.

Our Industry

Consumers are consistently switching from carbonated drinks to water and healthy energy drinks. As a result, the beverage market has seen increased demand for enhanced water and other functional drinks. Overall, rapid urbanization, along with widening base of the middle-class population, has increased the demand for a variety of healthy beverages.

This higher demand for water and functional beverages has benefited the packaging industry. Moreover, increasing consumer demand for quality products, made from organic and naturally sourced ingredients, requires science-based formulations of effective products in the beverage industry. These factors have created growth potential for beverage packaging service providers who have the expertise and knowledge required to create successful products in an increasingly discerning market.

Modor Intelligence predicts the global beverage packaging market to grow at a compounded annual growth rate, or CAGR, of 4.17% and reach a value of $142.28 billion by 2023. Currently, North America accounts for the largest market share, poised to reach $28.84 billion by 2023. According to Statistica, revenue in the US bottled water segment alone amounts to US$67.5 billion in 2019 and is expected to grow annually by 5.5% (CAGR 2019-2023).

The International Bottled Water Association (IBWA), and the Beverage Marketing Corporation (BMC), reports bottled water volume grew to 13.2 billion gallons in 2017 to 13.8 gallons in 2018, an almost five percent increase over the previous year (as compared to more than 6% growth in 2017). This growth is fueled in large part by increased numbers of consumers choosing bottled water instead of soda. Carbonated soft drink sales decreased for the thirteenth consecutive year, according to the most recent numbers from BMC. BMC statistics show per capita consumption exceeded 42 gallons of bottled water, a 6.2 percent increase and the average annual intake of carbonated soft drinks has declined to 37.5 gallons. BMC foresees bottled water consumption will climb higher than 50 gallons per capita within just a few years. According to BMC, nearly all Americans (94 percent) believe that bottled water is a healthier choice than soft drinks, and 93 percent say bottled water should be available wherever drinks are sold.

The shift away from sugary drinks is having a dramatic impact on sales of functional beverages. The global functional drinks market size is expected to reach USD 93.68 billion by 2019, according to a new study by Grand View Research, Inc., progressing at a CAGR of 6.1% during the forecast period. Per Grand View Research, the global functional drink market is anticipated to reach $93.68 billion in 2019, at a CAGR of 6.1%. According to the Grand View Report, four players hold 55.2% of this market. Functional beverages include energy drinks and sports drinks, and nutritional drinks. In 2014, energy drinks represented almost 56% of all functional beverage sales. Ibis World reports, over the past five years, the US energy drink production industry has grown by 5.2% to reach revenue of $9 billion in 2018. The energy drinks market is forecast to register a CAGR of 3.6% till 2023, whereas, the sports drinks market will grow at a CAGR of 4.3% during the same period.

In contrast to the energy and sports drink categories, functional drinks with nutraceutical formulations are designed to support consumer desire for establishing healthy lifestyle routines. Often formulated using herbs, botanicals, vitamins and minerals, these beverages are designed to support digestive wellness, reduce stress and improve sleep, as examples. They are often sold as dietary supplements, and subject to additional regulation by the FDA. As a result, they are sold at a higher price point. Netherlands-based Innova Market Insights, in its 2017 “Functional Drinks” reports 30.5 percent of all functional drink launches were vitamin/mineral fortified, while 22.8 percent contained high amounts of protein. Rounding out the Top 5 were energy/alertness (20 percent), digestive/gut health (19 percent), and antioxidants (12.7 percent).

We believe that the growth in bottled water and other healthy beverages and away from carbonated or sugary beverages will create opportunities for our company. We also believe that recent market trends will continue to grow as federal and state regulation is for hemp derived CBD products is codified. The CBD market now stands at $1.01 trillion with forecasts calling for it to grow to $22 billion by 2022. Many analysts are calling for 20% or more of that growth to occur in the CBD infused beverage space. This trend, plus the opportunity presented by the US private label beverage market, which, according to Technavio, will have revenue of almost USD 140 billion by 2021, are expected by management to fuel growth of our bottling and distribution business for years to come.

Our Products

Our bottling facility is not yet operational, and we have not begun selling any products yet.

We expect that our future products will include:

•	Enhanced spring and artesian water;
•	Functional beverages and liquid dietary supplements for a variety of market needs, including, but not limited to, pH balanced water, enhanced athletic drinks;
•	CBD infused beverages; and
•	Beverages that meet the nutritional needs for unique defined populations and health conditions.

We also plan to operate as a third-party producer and bottler of "white label" beverage and water products once our facility is fully licensed and becomes operational.

Our Production

We plan to produce our future products at our 55,000 square foot bottling and beverage plant that is located within the boundaries of the Pisgah National Forest in Marion, North Carolina. The bottling facility has as its water sources a combination of seven (7) spring and artesian wells that are fed from a natural aquifer that is located deep below the Pisgah National Forest. We are focused on producing a variety of beverage product lines including, but not limited to spring and artesian water, cannabinoid, or CBD, infused beverages, pH balanced water and beverage offerings, as well as enhanced athletic drinks in addition to other product offerings.

Since we will not rely on independent third-party bottlers to manufacture and market our products, we believe we can more effectively manage quality control and consumer appeal while responding quickly to changing market conditions. We expect that we will produce substantially all of the concentrates and essences used in our future branded products. We believe that our ability to control our own formulas in the future will allow us to craft products in a uniform manner with high quality standards while innovating flavors to meet changing consumer preferences.

Our Distribution

Given our particular interest in the natural health, organic and dietary supplement arenas, our primary distribution systems will utilize the fresh, natural and organic wholesale food distributors and representatives. Distribution will be targeted to independent natural food retailers and large box stores through both independent warehouse distribution system and direct-store delivery system. ‘White label’ products will utilize customer shipping and qualified independent shipping companies for direct delivery to the convenience channels. At this time, we do not have plans to distribute through food service industry.

Sales and Marketing

We plan to sell and market our products through an internal sales force as well as networks of brokers.

We will seek to reach consumers directly through digital marketing, digital social marketing, social media engagement and creative content. Our marketing efforts will be focused on increasing our digital presence and capabilities to further enhance the consumer experience across our future brands. We may retain agencies to assist with social media content creative and platform selection for our brands.

Additionally, we expect that we will create brand recognition and loyalty through a combination of regional event participation, special event marketing, endorsements, consumer coupon distribution and product sampling.

More specifically, we expect to use the following techniques to market our product offerings and attract customers:

•	Attending Trade and Other Events: We will attend these events in order to create awareness of our brand/ products and develop relationships with potential commercial customers. The potential customers will then be followed up in order to convert them into regular customers for whom we can provide white label services.
•	Signboards and Billboards Marketing
•	Printing and Distributing Brochures and Flyers
•	Search Engine Optimization (SEO) of our Website: SEO will be employed as it will bring our website at the top positions in natural search queries on widely used search engines like Google and Bing.

•	CRM Software: We plan to utilize client relationship management, or CRM, software to offer materials, such as free guides or informative materials, ready to be downloaded in exchange of contact details. The software will then automatically send marketing materials to available contacts in order to convert them into customers.
•	Google AdWords: We will start different campaigns including text-based search ads, graphic display ads, and YouTube video ads in order to reach our targeted audience(s) with AdWords.
•	Social Media Marketing
•	Word of Mouth/ Recommendations
•	Referral Marketing: Referrals are one of the most valuable assets for our company. We will add our customers to a special, dedicated group and give them benefits on referring us to others.

Raw Materials

The products that we expect to produce and sell will be packaged in various materials suitable for cold pack beverages, including aluminum, glass, paper and plastic bottles, including recyclable and reusable containers. Ingredients for our functional beverage lines will include minerals, vitamins, herbs and botanicals, as well as flavors and naturally derived sweeteners. Ingredients will be sourced from cGMP compliant companies who are committed to transparency and traceability relating to origin, identify, testing and quality. Certifications for gluten-free, Kosher, Organic and other relevant ingredient criteria will be required on an as-needed basis. The majority of materials and ingredients we will purchase will be presently available from several suppliers. However, our specialized approach to formulation and quality standards may result in reduced availability of some ingredients due to weather, governmental controls or price/supply fluctuations, which would lead to price fluctuations. Therefore, we expect to clearly delineate our supply program qualifications and enroll suppliers in our own supplier program to ensure continued access to the ingredients we seek for production.

Seasonality

We expect that our operating results will not be materially affected by seasonal factors, including fluctuations in costs of raw materials, holiday and seasonal programming and weather conditions. Our products are “functional” beverages chosen by consumers who ascribe to a certain lifestyle, and as such we do not expect our products to be impacted by seasonal factors.

Our Competition and Competitive Strengths

Our products will compete with many varieties of liquid refreshment, including water products, soft drinks, juices, fruit drinks, energy drinks and sports drinks, as well as powdered drinks, coffees, teas, dairy-based drinks, functional beverages and various other nonalcoholic beverages. We will also compete with bottlers and distributors of national, regional and private label products. Several competitors, including those that dominate the beverage industry, such as Nestlé S.A., PepsiCo and The Coca-Cola Company, have greater financial resources than we have and aggressive promotion of their products may adversely affect sales of our brands.

The principal methods of competition in the beverage industry are price and promotional activity, advertising and marketing programs, point-of-sale merchandising, retail space management, customer service, product differentiation, packaging innovations and distribution methods. We believe we will be able to differentiate ourselves in the following ways:

•	Formulations of products for specific, targeted audiences who have unique health and exercise requirements
•	Infusion of ingredients with scientific research regarding the effectiveness of the products to address specific health and wellness needs.
•	Utilization of ingredients sourced from quality companies committed to our quality standards
•	Access to research opportunities and outcomes to support our future family of functions beverages
•	Regulatory capacity that ensures brands and stores are selling product that meets the standards of states and governments
•	Access to industry stakeholders, influencers and high-profile consumers who can provide third-party endorsement of our products.

Our Growth Strategies

We expect that our first product will be spring water and that we will white label our spring water for third parties.  Although we are in negotiations with third parties for the white label of our expected first product (spring water) we have not yet received any purchase orders or entered into any contracts for the sale of this product because our facility is not yet fully licensed.  We have completed licensing of our facility and expect to launch our white label spring water sometime during the first quarter of 2020. Following the launch of our first product, we will be working on the development of other products and expect to launch other products in the second half of 2020.

Recent Developments

On January 11, 2020, we cancelled 225,000,000 shares of our common stock that were registered in the name of Andy Greider. The shares were cancelled pursuant an understanding between us and Mr. Greider that dated back to October 2018 and is evidenced by a written letter from Mr. Greider to our transfer agent. Mr. Greider previously provided consulting services to our company and agreed to forfeit these shares when he ceased providing such services.

Corporate Information

Our principal executive offices are located at 13195 U.S. Highway 221 N, Marion, North Carolina, 28752 and our telephone number is (844) 889-2837. We maintain a website at www.greeneconcepts.com. Information available on our website is not incorporated by reference in and is not deemed a part of this offering circular.

The offering

Securities being offered:	Up to 2,000,000,000 shares of Common Stock, par value $0.0001, for a maximum offering amount of $3,000,000.

Offering price per share:	$0.0015 per share.

Minimum subscription:	The minimum subscription amount is $100, but we may waive such minimum amount in our sole discretion.

Shares outstanding before the offering:	637,861,741 shares of Common Stock and 13,119,500 shares of Preferred Class A Stock as of February 6, 2020.

Shares outstanding after the offering:(1)	Assuming this offering is fully funded, there will be 2,637,861,741 shares of Common Stock issued and outstanding and 13,119,500 shares of Preferred Class A Stock issued and outstanding.

Best efforts offering:	We are offering shares on a “best efforts” basis through our Chief Executive Officer, Mr. Greene, who will not receive any discounts or commissions for selling the shares. There is no minimum number of shares that must be sold in order to close this offering.

Restrictions on investment amount:	Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(c) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

No Escrow account:	We have not engaged an escrow agent for this offering. Funds invested will be deposited directly into our company’s operating account and immediately available for our use.

Termination of the offering:	This offering will commence as soon as practicable after this offering statement has been qualified by the SEC and will terminate at the earlier of: (1) the date on which the maximum offering amount has been sold, (2) the date which is one year after this offering has been qualified by the SEC or (3) the date on which this offering is earlier terminated by us in our sole discretion.

Use of proceeds:

We estimate that, at a per share price of $0.0015, the net proceeds from the sale of the 2,000,000,000 shares in this offering will be approximately $2,947,000, after deducting the estimated offering expenses of approximately $53,000.

We intend to use the net proceeds of this offering for working capital expenses. See “Use of Proceeds” for details.

Market for our Common Stock:	Our Common Stock is currently quoted on the OTC Pink Market under the trading symbol “INKW”.

Risk factors:	Investing in our securities involves risks. See the section entitled “Risk Factors” in this offering circular and other information included in this offering circular for a discussion of factors you should carefully consider before deciding to invest in our securities.

RISK FACTORS

Investing in our shares involves a significant degree of risk. In evaluating our company and an investment in the shares, careful consideration should be given to the following risk factors, in addition to the other information included in this offering circular. Each of these risk factors could materially adversely affect our business, operating results or financial condition, as well as adversely affect the value of an investment in our shares. The following is a summary of the most significant factors that make this offering speculative or substantially risky. We are still subject to all the same risks that all companies in our industry, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as cyber-security). Additionally, early-stage companies are inherently riskier than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

Risks Related to our Business, Operating Results and Industry

Our bottling facility is not yet operational, and we do not yet have all of the licenses we will require to operate our facility. A failure to obtain such licenses or any significant delays in our budgeted time for the commencement of operations will have a material adverse effect on our financial condition and prospects.

Upon acquiring the Marion, North Carolina bottling facility, Mammoth began the process of performing required maintenance to revitalize all the equipment and facility infrastructure in order to relaunch production at the plant. At the time of the acquisition the plant equipment had laid dormant for several years and all of the equipment required a thorough inspection and light maintenance to assure proper operation when the bottling lines are relaunched. We continue the process of maintaining our equipment and getting our facility ready for operation. The Food and Drug Administration, or FDA, requires adherence to current good manufacturing practice, or CGMP, regulations for the processing and bottling of bottled drinking water, which includes facility inspection and documentation of corrective measures and reporting requirements, as well as new requirements for hazard assessments and food safety, or HACCP, plans mandated by the Food Safety and Modernization Act, or FSMA. Final preparations for inspection are underway, including building and facility maintenance such as pressure washing, painting, general cleaning, and minor building repairs. No assurance can be given that we will be able to pass such governmental inspections within our expected timeframe. Any delays in completing required inspections could delay the commencement of our operations, which would have a material adverse effect on our financial conditions and prospects.

In addition to complete cleaning and maintenance of the 55,000 square foot facility, standard operating policies and procedures must be documented in accordance with federal legislation. This documentation includes conducting and reporting of microbial testing of source water and any finished product, which must be completed prior to initiating filling and packaging of bottles for shipment from our production lines. Delays in documenting our standard operating policies and procedures in accordance with federal legislation could similarly delay the commencement of our operations and have a material adverse effect on our financial condition and prospects.

We have almost $2 million in convertible debt outstanding and some of such debt is already in default or about to go into default. If the holders of such debt bring a legal action against us either in bankruptcy or otherwise, our financial condition and future prospects would be materially adversely affected.

We provide a detailed table of our outstanding convertible notes in this offering circular under “Securities Being Offered – Convertible Notes.” Such table provides the maturity date of each of our outstanding convertible notes among other information. Of the outstanding convertible notes, over $100,000 in obligations is already past due and we are, therefore, in default under such notes. Several other notes will mature over the next few months. Accordingly, we are in default under the matured notes and the holders of those notes could bring an action against our company for its failure to pay the note when due. We have obtained the non-binding verbal agreement of the noteholders who hold past due notes to forbear against bringing any such action against us for a period expiring at the earliest on April 30, 2020. However, no assurance can be given that such noteholders will abide by his nonbinding verbal agreement. Each such holder has the right to bring an action against us immediately and may be able to bring an action in bankruptcy court against us. Any such legal action would have a material adverse effect on our financial condition, operations, and future prospects.

We will need additional financing to execute our business plan which we may not be able to secure on acceptable terms, or at all.

We will require additional financing in the near and long term to fully execute our business plan. Our success depends on our ability to raise such additional financing on reasonable terms and on a timely basis. Conditions in the economy and the financial markets may make it more difficult for us to obtain necessary additional capital or financing on acceptable terms, or at all. If we cannot secure sufficient additional financing, we may be forced to forego strategic opportunities or delay, scale back or eliminate further development of our goals and objectives, operations and investments or employ internal cost savings measures.

In order for us to compete and grow, we must attract, recruit, retain and develop the necessary personnel who have the needed experience.

Recruiting and retaining highly qualified personnel is critical to our success. These demands may require us to hire additional personnel and will require our existing management personnel to develop additional expertise. We face intense competition for personnel. The failure to attract and retain personnel or to develop such expertise could delay or halt the sales and licensing of our product. If we experience difficulties in hiring and retaining personnel in key positions, we could suffer from delays in our development, loss of customers and sales and diversion of management resources, which could adversely affect operating results. Our future consultants and advisors may be employed by third parties and may have commitments under consulting or advisory contracts with third parties that may limit their availability to us.

Quality management plays an essential role in determining and meeting customer requirements, preventing defects, improving our products and services and maintaining the integrity of the data that supports the safety and efficacy of our products.

Our future success depends on our ability to maintain and continuously improve our quality management program. An inability to address a quality or safety issue in an effective and timely manner may also cause negative publicity, a loss of customer confidence in us or our current or future products, which may result in the loss of sales and difficulty in successfully launching new products. In addition, a successful claim brought against us in excess of available insurance or not covered by indemnification agreements, or any claim that results in significant adverse publicity against us, could have an adverse effect on our business and our reputation.

Our success depends on the services of our Chief Executive Officer, the loss of whom could disrupt our business.

We depend to a large extent on the services of our CEO, Mr. Leonard Greene. Given his knowledge and experience, he is important to our future prospects and development as we rely on his expertise in developing our business strategies and maintaining our operations. The loss of the service of Mr. Greene and the failure to find timely replacements with comparable experience and expertise could disrupt and adversely affect our business.

Although dependent on certain key personnel, we do not have any key person life insurance policies on any such people.

We are dependent on Leonard Greene in order to conduct our operations and execute our business plan, however, we have not purchased any insurance policies with respect to him in the event of his death or disability. Therefore, if Leonard Greene dies or becomes disabled, we will not receive any compensation to assist with his absence. The loss of Leonard Greene could negatively affect us and our operations.

We face significant competition for our beverage and bottling business.

The commercial beverage and bottling industry is highly competitive and we compete with a number of other companies that provide similar products. Our ability to compete successfully in the commercial beverage industry and to manage our planned growth will depend primarily upon the following factors:

•	maintaining continuity in our management and key personnel;
•	ability to react to competitive product and pricing pressures;
•	the strength of our brand;
•	the ability to expand into specialized bottling, including carbonated beverages, unique sizes and shapes;
•	increasing the productivity of our future sales employees;
•	effectively marketing and selling our products;
•	acquiring new customers for our products;
•	ability to respond to complaints if necessary;
•	developing and improving our operational, financial and management controls;
•	developing and improving our information reporting systems and procedures; and
•	the design and functionality of our products.

Many of our competitors have greater financial, technical, product development, marketing and other resources than we do. These organizations may be better known than we are and may have more customers or users than we do. We cannot provide assurance that we will be able to compete successfully against these organizations, which may lead to lower customer satisfaction, decreased demand for our solutions, loss of market share or reduction of operating profits.

The forecasts of market growth included in this offering circular may prove to be inaccurate, and even if the markets in which we compete achieve the forecasted growth, we cannot assure you our business will grow at similar rates, if at all.

Growth forecasts are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. The forecasts contained in this offering circular may prove to be inaccurate. Even if these markets experience the forecasted growth described in this offering circular, we may not grow our business at similar rates, or at all. Our growth is subject to many factors, including our success in implementing our business strategy, which is subject to many risks and uncertainties. Accordingly, the forecasts of market growth included in this offering circular should not be taken as indicative of our future growth.

Reductions in future sales of our products will have an adverse effect on our profitability and ability to generate cash to fund our business plan.

The following factors, among others, could affect future market acceptance and profitability of our products:

•	the introduction of additional competitive or alternative beverage products or white label bottlers;
•	changes in consumer preferences among commercial beverages products;
•	changes in awareness of the environmental impact of commercial beverages products;
•	the level and effectiveness of our sales and marketing efforts;
•	any unfavorable publicity regarding our products or services;
•	any unfavorable publicity regarding our future brands;
•	litigation or threats of litigation with respect to our future products or services;
•	the price of our products or services compared to those of our competitors;
•	price increases resulting from rising commodity costs;
•	regulatory developments affecting the manufacturing or marketing of our products;
•	any changes in government policies and practices related to our products; and
•	new science or research or regulatory barriers that impede the development of our future CBD products.

Adverse developments with respect to the manufacturing or sale of our products would significantly reduce our net sales and profitability and have a material adverse effect on our ability to maintain profitability and achieve our business plan.

We will rely on other companies to provide materials for our products.

We will depend on suppliers and subcontractors to meet our contractual obligations to our future customers and conduct our operations. Our ability to meet our obligations to our customers may be adversely affected if suppliers or subcontractors do not provide the agreed-upon supplies or perform the agreed-upon services in compliance with customer requirements and in a timely and cost-effective manner. Likewise, the quality of our future products may be adversely impacted if companies from whom we acquire such items do not provide materials which meet required specifications and perform to our and our customers’ expectations. Our distributors and suppliers may be less likely than us to be able to quickly recover from natural disasters and other events beyond their control and may be subject to additional risks such as financial problems that limit their ability to conduct their operations. The risk of these adverse effects may be greater in circumstances where we may rely on only one or two distributors or suppliers for a particular material.

We plan to source certain materials from a number of third-party suppliers and, in some cases, single-source suppliers.

Although we believe that alternative suppliers will be available, the loss of any of our future material suppliers could adversely affect our results of operations and financial condition. Our inability to preserve the expected economics of these agreements could expose us to significant cost increases in future years.

Substantial disruption to a future distributors’ or suppliers’ manufacturing facilities could occur.

A disruption in production at a future distributors’ or suppliers’ manufacturing facilities could have an adverse effect on our business. The disruption could occur for many reasons, including fire, natural disasters, weather, water scarcity, manufacturing problems, disease, strikes, transportation or supply interruption, government regulation, cybersecurity attacks or terrorism. Alternative facilities with sufficient capacity or capabilities may not be available, may cost substantially more or may take a significant amount of time to start production, each of which could negatively affect our business and results of operations.

Increased costs could affect our company.

An increase in the cost of raw materials could affect our profitability. Commodity and other price changes may result in unexpected increases in the cost of raw materials and other materials used by us. We may also be adversely affected by shortages of raw materials. In addition, energy cost increases could result in higher transportation, freight and other operating costs. We may not be able to increase our prices to offset these increased costs without suffering reduced volume, sales and operating profit, and this could have an adverse effect on your investment.

Any disruption in our information systems could disrupt our future operations and could adversely impact our business and results of operations.

We plan to depend on various information systems to support our customers’ requirements and to successfully manage our business, including managing orders, supplies, accounting controls and payroll. Any inability to successfully manage the procurement, development, implementation or execution of our information systems and back-up systems, including matters related to system security, reliability, performance and access, as well as any inability of these systems to fulfill their intended purpose within our business, could have an adverse effect on our business and results of operations. Such disruptions may not be covered by our future business interruption insurance, which is insurance that we plan to, but have not yet, obtained.

Manufacturing or design defects, unanticipated use of our products, or inadequate disclosure of risks relating to the use of the products can lead to injury or other adverse events.

These events could lead to recalls or safety alerts relating to our products (either voluntary or required by governmental authorities) and could result, in certain cases, in the removal of a product from the market. Any recall could result in significant costs as well as negative publicity that could reduce demand for our products. Personal injuries relating to the use of our products can also result in product liability claims being brought against us. In some circumstances, such adverse events could also cause delays in new product approvals. Similarly, negligence in performing our services can lead to injury or other adverse events.

We will need to increase brand awareness.

Due to a variety of factors, our opportunity to achieve and maintain a significant market share may be limited. Developing and maintaining awareness of our brand name, among other factors, is critical. Further, the importance of brand recognition will increase as competition in our market increases. Successfully promoting and positioning our brand, products and services will depend largely on the effectiveness of our marketing efforts. Therefore, we may need to increase our financial commitment to creating and maintaining brand awareness. If we fail to successfully promote our brand name or if we incur significant expenses promoting and maintaining our brand name, it would have a material adverse effect on our results of operations.

Our future advertising and marketing efforts may be costly and may not achieve desired results.

We plan to incur substantial expense in connection with our advertising and marketing efforts. Although we plan to target our advertising and marketing efforts on current and potential customers who we believe are likely to be in the market for the products we plan to sell, we cannot assure you that our advertising and marketing efforts will achieve our desired results. In addition, we will periodically adjust our advertising expenditures in an effort to optimize the return on such expenditures. Any decrease in the level of our advertising expenditures, which may be made to optimize such return could adversely affect our sales.

We expect our future intellectual property rights will be critical to our success, and the loss of such rights may materially adversely affect our business.

We expect to own trademarks as we launch new products in the future. We expect that these trademarks will be very important to our business. We may also own copyright in, and to, the content on the packaging of our products. We view these future intellectual property rights as very important to our potential success and plan to protect such intellectual property through registration and enforcement actions. However, there can be no assurance that other parties will not infringe or misappropriate our future trademarks, copyrights and similar proprietary rights. If we lose some or all of our future intellectual property rights, our business may be materially adversely affected.

We plan to obtain insurance that may not provide adequate levels of coverage against claims.

We have obtained commercial product liability insurance that covers us for up to $1,400,000 in overall damages and $1,000,000 per occurrence. This policy also covers us for general liability for up to $500,000 for damages to equipment and property. However, there are types of losses we may incur that cannot be insured against or that we believe are not economically reasonable to insure. Such losses could have a material adverse effect on our business and results of operations.

Changes in laws and regulations relating to beverage containers and packaging could increase our costs and reduce demand for our products.

We expect that our initial products will involve nonrefillable recyclable containers in the United States. Legal requirements have been enacted in various jurisdictions in the United States and overseas requiring that deposits or certain ecotaxes or fees be charged in connection with the sale, marketing and use of certain beverage containers. Other proposals relating to beverage container deposits, recycling, tethered bottle caps, ecotax and/or product stewardship have been introduced in various jurisdictions in the United States and overseas, and we anticipate that similar legislation or regulations may be proposed in the future at local, state and federal levels, both in the United States and elsewhere. Consumers' increased concerns and changing attitudes about solid waste streams and environmental responsibility and the related publicity could result in the adoption of such legislation or regulations. If these types of requirements are adopted and implemented on a large scale in any of the major markets in which we operate, they could affect our costs or require changes in our distribution model, which could reduce our net operating revenues and profitability.

Significant additional labeling or warning requirements or limitations on the marketing or sale of our products may inhibit sales of affected products.

Various jurisdictions may seek to adopt significant additional product labeling or warning requirements or limitations on the marketing or sale of our products as a result of what they contain or allegations that they cause adverse health effects. If these types of requirements become applicable to one or more of our major products under current or future environmental or health laws or regulations, they may inhibit sales of such products.

For example, under one such law in California, known as Proposition 65, if the state has determined that a substance causes cancer or harms human reproduction, a warning must be provided for any product sold in the state that exposes consumers to that substance, unless the exposure falls under an established safe harbor level. If we were required to add Proposition 65 warnings on the labels of one or more of our beverage products produced for sale in California, the resulting consumer reaction to the warnings and possible adverse publicity could negatively affect our sales both in California and in other markets.

Any potential growth in the cannabis or cannabidiol-related industries continues to be subject to new and changing state and local laws and regulations.

Our future CBD products will be made from Hemp Finished Products. Under 21 U.S.C. § 802(16), the seeds (incapable of germination) and the mature stalks of the Cannabis sativa plant, together with products made from these parts, are known as Hemp Finished Products and are exempted from the definition of cannabis and are legal. Continued development of the cannabis and cannabidiol related industries is dependent upon continued legislative legalization of cannabis and cannabidiol related products at the state level, and a number of factors could slow or halt progress in this area, even where there is public support for legislative action. Any delay or halt in the passing or implementation of legislation for the re-criminalization or restriction of cannabidiol at the state level could negatively impact our business because of the perception that it is related to cannabidiol. Additionally, changes in applicable state and local laws or regulations could restrict the products and services we plan to offer or impose additional compliance costs on us or our customers. Violations of applicable laws, or allegations of such violations, could disrupt our business and result in a material adverse effect on our operations. We cannot predict the nature of any future laws, regulations, interpretations or applications, and it is possible that regulations may be enacted in the future that will have a material adverse effect on our business.

We are subject to income taxes as well as non-income-based taxes, such as payroll, sales, use, value-added, net worth, property and goods and services taxes, in the U.S.

Significant judgment is required in determining our provision for income taxes and other tax liabilities. In the ordinary course of our business, there are many transactions and calculations where the ultimate tax determination is uncertain. Although we believe that our tax estimates are reasonable: (i) there is no assurance that the final determination of tax audits or tax disputes will not be different from what is reflected in our income tax provisions, expense amounts for non-income-based taxes and accruals and (ii) any material differences could have an adverse effect on our financial position and results of operations in the period or periods for which the determination is made.

We are not subject to Sarbanes-Oxley regulations and lack the financial controls and safeguards required of public companies.

We do not have the internal infrastructure necessary, and are not required, to complete an attestation about our financial controls that would be required under Section 404 of the Sarbanes-Oxley Act of 2002. There can be no assurances that there are no significant deficiencies or material weaknesses in the quality of our financial controls. We expect to incur additional expenses and diversion of management’s time when it becomes necessary to perform the system and process evaluation, testing and remediation required to comply with the management certification and auditor attestation requirements.

Risks Related to this Offering and Ownership of our Securities

We have not engaged a third-party bank or financial institution to act as escrow agent. Your funds will be deposited directly into our operating account. Since there is no minimum amount required to be raised by us before we can accept funds, there is no guarantee that any funds other than your own will be invested in this offering.

We have not currently engaged a third-party bank or financial institution to act as escrow agent. Your funds will be placed in our general corporate bank account and immediately available for our use. We are not required to raise any minimum amount in this offering before we may utilize the funds received in this offering. Potential investors should be aware that there is no assurance that any monies beside their own will be invested in this offering.

We will be subject to penny stock regulations and restrictions and you may have difficulty selling shares of our Common Stock.

The SEC has adopted regulations which generally define so-called “penny stocks” to be an equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions.  We anticipate that our Common Stock will become a “penny stock”, and we will become subject to Rule 15g-9 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or the “Penny Stock Rule.” This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers. For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell our securities and may affect the ability of purchasers to sell any of our securities in the secondary market.

For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

We do not anticipate that our Common Stock will qualify for exemption from the Penny Stock Rule. In any event, even if our Common Stock were exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock, if the SEC finds that such a restriction would be in the public interest.

This offering is being conducted on a self-underwritten “best efforts” basis without a minimum and we may not be able to execute our growth strategy if the $5 million maximum is not sold.

If you invest in the Common Stock and less than all of the offered shares are sold, the risk of losing your entire investment will be increased. We are offering our Common Stock on a self-underwritten “best efforts” basis without a minimum, and we can give no assurance that all of the offered Common Stock will be sold. If less than $5 million of Common Stock shares offered are sold, we may be unable to fund all the intended uses described in this offering circular from the net proceeds anticipated from this offering without obtaining funds from alternative sources or using working capital that we generate. Alternative sources of funding may not be available to us at what we consider to be a reasonable cost, and the working capital generated by us may not be sufficient to fund any uses not financed by offering net proceeds. No assurance can be given to you that any funds will be invested in this offering other than your own.

This is a fixed price offering and the fixed offering price may not accurately represent the current value of us or our assets at any particular time. Therefore, the purchase price you pay for our shares may not be supported by the value of our assets at the time of your purchase.

This is a fixed price offering, which means that the offering price for our shares is fixed. Therefore, the fixed offering price established for our shares may not be supported by the current value of our company or our assets at any particular time.

We may, in the future, issue additional shares of Common Stock, which would reduce investors’ percent of ownership and may dilute our share value.

Our certificate of incorporation authorizes the issuance of 3,000,000,000 shares of Common Stock and 20,000,000 shares of Preferred Stock.  As of February 6, 2020, we had 637,861,741 shares of Common Stock outstanding. Accordingly, we may issue up to an additional 362,138,259 shares of Common Stock after this offering. The future issuance of Common Stock may result in substantial dilution in the percentage of our Common Stock held by our then existing shareholders. We may value any Common Stock issued in the future on an arbitrary basis. The issuance of Common Stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors and might have an adverse effect on any trading market for our Common Stock.

We have broad discretion in the use of the net proceeds from this offering, and our use of the offering proceeds may not yield a favorable return on your investment.

We intend to use the net proceeds of this offering for working capital. However, our management has broad discretion over how these proceeds are to be used and based on unforeseen technical, commercial or regulatory issues could spend the proceeds in ways with which you may not agree. Moreover, the proceeds may not be invested effectively or in a manner that yields a favorable or any return, and consequently, this could result in financial losses that could have a material adverse effect on our business, financial condition and results of operations.

We have never paid cash dividends on our stock and we do not intend to pay dividends for the foreseeable future.

We have paid no cash dividends on any class of our stock to date and we do not anticipate paying cash dividends in the near term. For the foreseeable future, we intend to retain any earnings to finance the development and expansion of our business, and we do not anticipate paying any cash dividends on our stock. Accordingly, investors must be prepared to rely on sales of their shares after price appreciation to earn an investment return, which may never occur. Investors seeking cash dividends should not purchase our shares. Any determination to pay dividends in the future will be made at the discretion of our board of directors and will depend on our results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors our Board deems relevant.

Certain provisions of our certificate of incorporation may make it more difficult for a third party to effect a change-of-control.

Our certificate of incorporation authorizes our board of directors to issue up to 20,000,000 shares of Preferred Stock. The Preferred Stock may be issued in one or more series, the terms of which may be determined at the time of issuance by our board of directors without further action by the stockholders. These terms may include voting rights including the right to vote as a series on particular matters, preferences as to dividends and liquidation, conversion rights, redemption rights and sinking fund provisions. The issuance of any Preferred Stock could diminish the rights of holders of existing shares, and therefore could reduce the value of such shares.

In addition, specific rights granted to future holders of Preferred Stock could be used to restrict our ability to merge with, or sell assets to, a third party. The ability of our board of directors to issue Preferred Stock could make it more difficult, delay, discourage, prevent or make it costlier to acquire or effect a change-in control, which in turn could prevent our stockholders from recognizing a gain in the event that a favorable offer is extended and could materially and negatively affect the market price of our Common Stock.

DILUTION

Dilution means a reduction in value, control or earnings of the shares the investor owns.

Immediate Dilution

An early-stage company typically sells its shares (or grants options over its shares) to its founders and early employees at a very low cash cost, because they are, in effect, putting their “sweat equity” into the company. When the company seeks cash investments from outside investors, like you, the new investors typically pay a much larger sum for their shares than the founders or earlier investors, which means that the cash value of your stake is diluted because all the shares are worth the same amount, and you paid more than earlier investors for your shares. Dilution may also be caused by pricing securities at a value higher than book value or expenses incurred in this offering.

Purchasers of our shares in this offering will experience an immediate dilution of net tangible book value per share from the public offering price.  Dilution in net tangible book value per share represents the difference between the amount per share paid by the purchasers of shares and the net tangible book value per share immediately after this offering.

After giving effect to the sale of all of our shares being offered in this offering at an assumed public offering price of $0.0015 per share and after deducting the estimated offering expenses payable by us, our adjusted net tangible book value at October 31, 2019 would have been $4,105,401, or $0.00098 per share, assuming the sale of the maximum number of shares offered for sale in this offering and the conversion of our preferred stock on a one for 100 basis (but not the conversion of any of our outstanding convertible notes). Assuming the sale of the maximum number of shares offered for sale in this offering, this represents an immediate increase in net tangible book value per share of $0.00045 to the existing stockholders and dilution in net tangible book value per share of $0.00052 to new investors who purchase shares in this offering.

The following table sets forth the estimated net tangible book value per share after this offering and the dilution to persons purchasing shares.

Offering price per share	$0.00150
Net tangible book value per share at October 31, 2019	$0.00053
Adjusted net tangible book value per share after this offering	$0.00098
Increase in net tangible book value per share to the existing stockholders	$0.00045
Dilution in net tangible book value per share to new investors	$0.00052

The above dilution calculation gives effect to the conversion of our preferred stock, but not to the conversion of our outstanding convertible notes. If our outstanding convertible notes are converted into our Common Stock, you will suffer additional dilution in net tangible book value.

Future Dilution

Another important way of looking at dilution is the dilution that happens due to future actions by our company. The investor’s stake in our company could be diluted due to our issuing additional shares. In other words, when we issue more shares, the percentage of our company that you own will go down, even though the value of our company may go up. You will own a smaller piece of a larger company. This increase in number of shares outstanding could result from a stock offering (such as a public offering, an equity crowdfunding round, a venture capital round or an angel investment), employees exercising stock options, or by conversion of certain instruments (such as convertible bonds, preferred shares or warrants) into stock.

If we decide to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if we offer dividends, and most early stage companies are unlikely to offer dividends, preferring to invest any earnings into the company).

The type of dilution that hurts early-stage investors most occurs when a company sells more shares in a “down round,” meaning at a lower valuation than in earlier offerings. An example of how this might occur is as follows (numbers are for illustrative purposes only):

•	In June 2019, an investor invests $20,000 for shares that represent 2% of a company valued at $1 million.
•	In December 2019, the company is doing very well and sells $5 million in shares to venture capitalists on a valuation (before the new investment) of $10 million. The investor now owns only 1.3% of the company but the investor’s stake is worth $200,000.
•	In June 2020, the company has run into serious problems and in order to stay afloat it raises $1 million at a valuation of only $2 million (the “down round”). The investor now owns only 0.89% of the company and the investor’s stake is worth only $26,660.

This type of dilution might also happen upon conversion of convertible notes into shares. Typically, the terms of convertible notes issued by early-stage companies provide that in the event of another round of financing, the holders of the convertible notes get to convert their notes into equity at a “discount” to the price paid by the new investors, i.e., they get more shares than the new investors would for the same price. Additionally, convertible notes may have a “price cap” on the conversion price, which effectively acts as a share price ceiling. Either way, the holders of the convertible notes get more shares for their money than new investors. In the event that the financing is a “down round,” the holders of the convertible notes will dilute existing equity holders, and even more than the new investors do, because they get more shares for their money. Investors should pay careful attention to the amount of convertible notes that we may issue in the future and the terms of those notes.

If you are making an investment expecting to own a certain percentage of our company or expecting each share to hold a certain amount of value, it’s important to realize how the value of those shares can decrease by actions taken by us. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share.

PLAN OF DISTRIBUTION

This offering relates to the sale of 2,000,000,000 shares of Common Stock.

Initially, we do not plan to use underwriters or pay any commissions. We will be selling our shares of Common Stock using our best efforts and no one has agreed to buy any of our shares of Common Stock. This Offering Circular permits our CEO to sell the shares of Common Stock directly to the public, with no commission or other remuneration payable to him for any shares of Common Stock he may sell. Currently, there is no plan or arrangement to enter into any contracts or agreements to sell the shares of Common Stock through a broker or dealer, although this may change in the future. Our CEO will sell the shares of Common Stock, and intends to offer them to friends, family members and business acquaintances.

There is no minimum amount of shares of Common Stock we must sell so no money raised from the sale of our shares of Common Stock will go into escrow, trust or another similar arrangement.

We are offering securities only in the state of New York. We may decide to offer securities in other states in the future. In the following states we cannot offer or sell our shares of Common Stock unless we register as an issuer dealer: Alabama, Arizona, Florida, Nebraska, Nevada, New Jersey, New York, North Dakota, Texas and Washington. If we wish to offer and sell our shares of Common Stock in these states, we will hire an SEC registered broker-dealer to serve as our placement agent. We may, however, decide to comply with a particular state’s issuer dealer registration requirements if we deem it appropriate to do so. For example, we plan to comply with New York State’s issuer dealer requirements so that we will be able to sell securities in New York.

Initially, the shares of Common Stock are being offered by Mr. Leonard Greene, the company’s Chief Executive Officer and Mr. Greene will be relying on the safe harbor in Rule 3a4-1 of the Securities Exchange Act to sell the shares of Common Stock. No sales commission will be paid for shares of Common Stock sold by Mr. Greene. Mr. Greene is not subject to a statutory disqualification and is not an associated person of a broker or dealer.

Additionally, Mr. Greene primarily performs substantial duties on behalf of the registrant otherwise than in connection with transactions in securities. Mr. Greene has not been a broker or dealer or an associated person of a broker or dealer within the preceding 12 months and he has not participated in selling an offering of securities for any issuer more than once every 12 months other than in reliance on paragraph (a)4(i) or (a)4(iii) of Rule 3a4-1 of the Securities Exchange Act.

This offering will commence on the qualification date of the offering statement of which this offering circular is a part and will terminate on or before the earliest event of the sale of the maximum offering, the termination of the offering by Company management or the passage of one (1) year from the date of the qualification of the offering statement of which this offering circular forms a part.

Under the rules of the SEC, our Common Stock will come within the definition of a “penny stock” because the price of our Common Stock is below $5 per share. As a result, our Common Stock will be subject to the “penny stock” rules and regulations. Broker-dealers who sell penny stocks to certain types of investors are required to comply with the SEC’s regulations concerning the transfer of penny stock. These regulations require broker-dealers to:

·	Make a suitability determination prior to selling penny stock to the purchaser;

·	Receive the purchaser’s written consent to the transaction; and

·	Provide certain written disclosures to the purchaser.

These requirements may restrict the ability of broker-dealers to sell our Common Stock, and may affect the ability to resell our Common Stock.

OTC Market Considerations

Our Common Stock is eligible for quotation on the OTC Pink Market under the symbol “INKW.”

The OTC Pink Market is separate and distinct from the NASDAQ stock market. NASDAQ has no business relationship with issuers of securities quoted on the OTC Pink Market. The SEC’s order handling rules, which apply to NASDAQ-listed securities, do not apply to securities quoted on the OTC Pink Market.

Although the NASDAQ stock market has rigorous listing standards to ensure the high quality of its issuers, and can delist issuers for not meeting those standards, the OTC Pink Market has no listing standards. Rather, it is the market maker who chooses to quote a security on the system, files the application, and is obligated to comply with keeping information about the issuer in its files. FINRA cannot deny an application by a market maker to quote the stock of a company. The only requirement for inclusion in this marketplace is that the issuer be current in its reporting requirements with the SEC or its alternative reporting requirements with OTC Markets Group.

Investors may have greater difficulty in getting orders filled on the OTC Pink Market. Investors’ orders may be filled at a price much different than expected when an order is placed. Trading activity in general is not conducted as efficiently and effectively as with NASDAQ-listed securities.

Investors must contact a broker-dealer to trade OTC Pink Market securities. Investors do not have direct access to the marketplace’s service.

For these securities, there only has to be one market maker.

These transactions are conducted almost entirely manually. In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders. Therefore, when investors place market orders - an order to buy or sell a specific number of shares at the current market price - it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and getting execution.

Because these stocks are usually not followed by analysts, there may be lower trading volume than for NASDAQ-listed securities.

Blue Sky Law Considerations

The holders of our shares of Common Stock and persons who desire to purchase them in the OTC Pink Market should be aware that there may be significant state law restrictions upon the ability of investors to resell our shares. Accordingly, investors should consider any secondary market for the company's securities to be a limited one. We intend to seek coverage and publication of information regarding the company in an accepted publication which permits a "manual exemption”. This manual exemption permits a security to be distributed in a particular state without being registered if the company issuing the security has a listing for that security in a securities manual recognized by the state. However, it is not enough for the security to be listed in a recognized manual. The listing entry must contain (1) the names of issuers, officers, and directors, (2) an issuer's balance sheet, and (3) a profit and loss statement for either the fiscal year preceding the balance sheet or for the most recent fiscal year of operations. We may not be able to secure a listing containing all of this information. Furthermore, the manual exemption is a non-issuer exemption restricted to secondary trading transactions, making it unavailable for issuers selling newly issued securities. Most of the accepted manuals are those published in Standard and Poor's, Moody's Investor Service, Fitch's Investment Service, and Best's Insurance Reports, and many states expressly recognize these manuals. A smaller number of states declare that they “recognize securities manuals” but do not specify the recognized manuals. The following states do not have any provisions and therefore do not expressly recognize the manual exemption: AL, CA, IL, KY, LA, MT, NH, NY, PA, TN and VA.

We currently do not intend to and may not be able to qualify securities for resale in other states which require shares to be qualified before they can be resold by our shareholders.

Offering Period and Expiration Date

This offering will start on or after the date that the offering is qualified by the SEC and will terminate at the earlier of: (1) the date on which the maximum offering amount has been sold, (2) the date which is one year after this offering has been qualified by the SEC or (3) the date on which this offering is earlier terminated by us in our sole discretion.

Procedures for Subscribing

General

If you decide to subscribe for any Common Stock in this offering, you must:

1.	Receive, review, execute and deliver to us a Subscription Agreement; and

2.	Deliver a check or wire transfer (in accordance with the instructions contained in the Subscription Agreement) for the amount set forth in the Subscription Agreement.

You must pay for the shares of our Common Stock at the time of your subscription. Subscription agreements may be submitted in paper form, or electronically by email or other means made available to investors by us. All checks should be made payable to Greene Concepts, Inc. Completed subscription agreements should be sent to us at the address set forth in the subscription agreement and payments should be sent to us or wired according to the instructions in the subscription agreement.

Any potential investor will have ample time to review the Subscription Agreement, along with their counsel, prior to making any final investment decision. We shall only deliver such Subscription Documents upon request after a potential investor has had ample opportunity to review this Offering Circular. Further, we will not accept any money until the SEC declares this Offering Circular qualified.

Right to Reject Subscriptions. After we receive your complete, executed subscription agreement, we have the right to review and accept or reject your subscription in whole or in part, for any reason or for no reason. We will return all monies from rejected subscriptions immediately to you, without interest or deduction.

Acceptance of Subscriptions. Upon our acceptance of a subscription agreement, we will countersign the subscription agreement and issue the shares subscribed. Once you submit the subscription agreement, you may not revoke or change your subscription or request your subscription funds. All accepted subscription agreements are irrevocable.

Under Rule 251 of Regulation A, non-accredited, non-natural investors are subject to the investment limitation and may only invest funds which do not exceed 10% of the greater of the purchaser’s revenue or net assets (as of the purchaser’s most recent fiscal year end). As a result, a non-accredited, natural person may only invest funds which do not exceed 10% of the greater of the purchaser’s annual income or net worth (please see below on how to calculate your net worth).

How to Calculate Net Worth. For the purposes of calculating your net worth, it is defined as the difference between total assets and total liabilities. This calculation must exclude the value of your primary residence and may exclude any indebtedness secured by your primary residence (up to an amount equal to the value of your primary residence). In the case of fiduciary accounts, net worth and/or income suitability requirements may be satisfied by the beneficiary of the account or by the fiduciary, if the fiduciary directly or indirectly provides funds for the purchase of the shares in this offering.

In order to purchase the shares in this offering and prior to the acceptance of any funds from an investor, an investor will be required to represent, to our satisfaction, that he is either an accredited investor or is in compliance with the 10% of net worth or annual income limitation on investment in this offering.

USE OF PROCEEDS

We estimate that, at a per share price of $0.0015, the net proceeds from the sale of the 2,000,000,000 shares in this offering will be approximately $2,947,000, after deducting the estimated offering expenses of approximately $53,000.

The following table below sets forth the uses of proceeds assuming the sale of 25%, 50%, 75% and 100% of the securities offered for sale in this offering by the company. For further discussion, see the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Plan of Operations.”

	25% of Offering Sold	50% of Offering Sold	75% of Offering Sold	100% of Offering Sold
Offering Proceeds

Shares Sold	500,000,000	1,000,000,000	1,500,000,000	2,000,000,000
Gross Proceeds	$750,000	$1,500,000	$2,250,000	$3,000,000
Offering Expenses
Legal & Accounting	$40,000	$40,000	$40,000	$40,000
Publishing/EDGAR	$1,000	$1,000	$1,000	$1,000
Transfer Agent	$2,000	$2,000	$2,000	$2,000
Blue Sky Compliance	$10,000	$10,000	$10,000	$10,000
Total Offering Expenses	$53,000	$53,000	$53,000	$53,000

Amount of Offering Proceeds Available for Use	$697,000	$1,447,000	$2,197,000	$2,947,000
			,
Expenditures
Engineering and Prototyping	$20,000	$20,000	$35,000	$35,000
Marketing	$200,000	$300,000	$500,000	$750,000
Production and Inventory	$250,000	$350,000	$400,000	$400,000
Administrative and Corporate Expenses	$125,000	$125,000	$250,000	$547,000
Professional Fees and Compensation	$15,000	$15,000	$15,000	$15,000
Working Capital Reserves	$87,000	$637,000	$485,000	$1,200,000
Total Expenditures	$697,000	$1,447,000	$2,197,000	$2,947,000

The above figures represent only estimated costs. This expected use of net proceeds from this offering represents our intentions based upon our current plans and business conditions. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors, including the status of and results from operations. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering. We may find it necessary or advisable to use the net proceeds from this offering for other purposes, and we will have broad discretion in the application of net proceeds from this offering. Furthermore, we anticipate that we will need to secure additional funding to fully implement our business plan. Please see section entitled “Risk Factors” on page 10.

See “Management’s Discussion and Analysis of Financial Condition and Results of Operation – Plan of Operation” for an explanation of how the proceeds of this Offering will be allocated among different expenditure categories identified above given the different phases of our twelve-month plan of operation. The total amount to be spent during the first twelve months under our Plan of Operation includes an $87,000 working capital reserve, as listed above. Our plan of operation assumes that we are able to raise at least $750,000 in gross proceeds in this offering (25% of our maximum aggregate offering amount).

We reserve the right to change the above use of proceeds if management believes it is in the best interests of our company.

DESCRIPTION OF BUSINESS

Our Company

Our company name is Greene Concepts, Inc. We are headquartered in Marion, North Carolina. We are a New York corporation that was incorporated on August 18, 1952 and previously operated as Tech-OHM Resistor Corporation, Tech-OHM Electronics, Inc., International Citrus Corporation, Princeton Commercial Holdings, Inc., Eurowind Energy, Inc., First Petroleum and Pipeline Inc., and Luke Entertainment, Inc. Since our inception, we have operated different businesses under these different names before changing our name to Greene Concepts, Inc. and engaging in our current business line. Through our wholly-owned subsidiary, Mammoth Ventures Inc., or Mammoth, we are now a bottling and beverage company committed to providing the world with high quality, healthy, and enhanced beverage choices. Our beverage and bottling facility is located in Marion, North Carolina. The facility is a 55,000 square foot bottling and beverage plant that is located within the boundaries of the Pisgah National Forest. The bottling facility has as its water sources a combination of seven (7) spring and artesian wells that are fed from a natural aquifer that is located deep below the Pisgah National Forest. We are focused on producing a variety of beverage product lines including, but not limited to, spring and artesian water, cannabinoid, or CBD, infused beverages, pH balanced water and beverage offerings, as well as enhanced athletic drinks in addition to other product offerings. Additionally, we expect that Mammoth will act as a third-party producer and bottler of "white label" beverage and water products. White label bottling services are provided for clients that desire to market their own product formulations, brand name and labeling while outsourcing the production and bottling of their products to Mammoth.

Before acquiring Mammoth on February 6, 2019, we operated our legacy business, which was the manufacture and distribution of a line of 25 high quality consumer focused inkjet kits. On April 30, 2019, our board of directors made a determination to wind down our legacy business and to transition into the beverage and bottling business.

On February 6, 2019, we entered into a Stock Purchase Acquisition Agreement and Merger Agreement and Promissory Note Agreement with BNL Capital LLC, or BNL Capital. Pursuant to the terms of the agreement, BNL Capital agreed to sell 100% of the outstanding shares of Mammoth to us for a purchase price of $1,350,000. Mammoth acquired certain assets of the defunct business formerly referred to as “North Cove Springs Bottling and Beverage,” which includes the Marion, North Carolina bottling facility and related assets. We financed the acquisition through a secured promissory note in the amount of $1,350,000 in favor of BNL Capital. The promissory note was secured by 100% of the outstanding shares of Mammoth that are owned by our company. See “Description of Business – Terms of Acquisition of Mammoth Ventures, Inc.” for a description of the terms of our acquisition of Mammoth.

Upon acquiring Mammoth, we began the process of performing required maintenance to revitalize all the equipment and facility infrastructure in order to relaunch production at the plant. At the time of the acquisition all of the plant equipment was in good condition although the equipment had not operated for several years and it did require a thorough inspection and light maintenance to assure proper operation when the bottling lines are relaunched. At the time of the acquisition, we hired, Kenneth Porter, a 30+ year veteran of the beverage and bottling industry, as plant manager to oversee operations as well as the revitalization and expected relaunch of the facility.

The Food and Drug Administration, or FDA, requires adherence to current good manufacturing practice, or CGMP, regulations for the processing and bottling of bottled drinking water, which includes facility inspection and documentation of corrective measures and reporting requirements, as well as new requirements for hazard assessments and food safety, or HACCP, plans mandated by the Food Safety and Modernization Act, or FSMA. Final preparations for inspection are underway, including building and facility maintenance such as pressure washing, painting, general cleaning, and minor building repairs.

In addition to complete cleaning and maintenance of the 55,000 square foot facility, standard operating policies and procedures must be documented in accordance with federal legislation. This documentation includes conducting and reporting of microbial testing of source water and any finished product, which must be completed prior to initiating filling and packaging of bottles for shipment from our production lines.

In concert with the coordination of the final preparations for inspection and the launching of production, we are presently working with a number of distributors and retailers to presale orders for production once the plant is fully operational. We expect to relaunch the plant during the first quarter of 2020.

Terms of Acquisition of Mammoth Ventures, Inc.

On November 29, 2018 Mammoth was incorporated by BNL Capital, whose principals are Robert Levit and Loren Brown in the State of Florida for the purpose of acquiring the North Carolina Facility from North Cove Springs Bottling and Beverage, Inc. and its owner Chris Mencis, or North Cove. The acquisition of the assets constituting the North Carolina Facility by Mammoth closed on February 5, 2019. For at least six years prior to the acquisition of the assets of the North Carolina Facility, North Cove had no operations whatsoever, had no employees and generated no revenue from any source. The North Carolina Facility was dormant during that entire period. Thereafter, on the next day, February 6, 2019, we acquired all of the issued and outstanding capital stock of Mammoth from BNL Capital. Mammoth had no operations other than the ownership of the assets constituting the North Carolina Facility, which did not operate, from the date of its acquisition of the North Carolina Facility on February 5, 2019 to the date that BNL Capital sold all of the outstanding capital stock of Mammoth to the Company on the next day, February 6, 2019.

We acquired the North Carolina Facility pursuant to a Stock Purchase Acquisition Agreement and Merger Agreement and Promissory Note Agreement with BNL Capital. Pursuant to the terms of the agreement, BNL Capital agreed to sell 100% of the outstanding shares of Mammoth to us for a purchase price of $1,350,000. We financed the acquisition through a secured promissory note in the amount of $1,350,000 in favor of BNL Capital. The promissory note was secured by 100% of the outstanding shares of Mammoth that are owned by our company. Payments under the note are due in 60 monthly installments of $5,062.50 each. The first 59 months of the repayment period are interest only. On the 60th month of the repayment period, the entire remaining outstanding principal balance will become due. As an inducement for BNL Capital entering into the agreement, we also issued 2,000,000 shares of Series A Preferred Stock to BNL Capital.

The Company considered the provisions of FASB Accounting Standards Codification Topic 805, Business Combinations, or Topic 805, to determine whether an acquisition of all of the outstanding capital stock of Mammoth should be treated as business combination or an asset acquisition in accordance with GAAP. If the acquisition of Mammoth does not meet the definition of a “business” under Topic 805, the Company accounts for the transaction as an asset acquisition rather than a business combination. On the other hand, if the acquisition of Mammoth meets the definition of a business under Topic 805, the Company applies the acquisition method of accounting for a business combination as provided for in Topic 805. The Company concluded that the acquisition of the capital stock of Mammoth from BNL Capital does not represent the acquisition of a business and that the Company is not required to include financial statements or pro forma financial information for Mammoth/North Cove in accordance with Rule 11-01 of Regulation S-X.

Our Industry

Consumers are consistently switching from carbonated drinks to water and healthy energy drinks. As a result, the beverage market has seen increased demand for enhanced water and other functional drinks. Overall, rapid urbanization, along with widening base of the middle-class population, has increased the demand for a variety of healthy beverages.

This higher demand for water and functional beverages has benefited the packaging industry. Moreover, increasing consumer demand for quality products, made from organic and naturally sourced ingredients, requires science-based formulations of effective products in the beverage industry. These factors have created growth potential for beverage packaging service providers who have the expertise and knowledge required to create successful products in an increasingly discerning market.

Modor Intelligence predicts the global beverage packaging market to grow at a compounded annual growth rate, or CAGR, of 4.17% and reach a value of $142.28 billion by 2023. Currently, North America accounts for the largest market share, poised to reach $28.84 billion by 2023. According to Statistica, revenue in the US bottled water segment alone amounts to US$67.5 billion in 2019 and is expected to grow annually by 5.5% (CAGR 2019-2023).

The International Bottled Water Association (IBWA), and the Beverage Marketing Corporation (BMC), reports bottled water volume grew to 13.2 billion gallons in 2017 to 13.8 gallons in 2018, an almost five percent increase over the previous year (as compared to more than 6% growth in 2017). This growth is fueled in large part by increased numbers of consumers choosing bottled water instead of soda. Carbonated soft drink sales decreased for the thirteenth consecutive year, according to the most recent numbers from BMC. BMC statistics show per capita consumption exceeded 42 gallons of bottled water, a 6.2 percent increase and the average annual intake of carbonated soft drinks has declined to 37.5 gallons. BMC foresees bottled water consumption will climb higher than 50 gallons per capita within just a few years. According to BMC, nearly all Americans (94 percent) believe that bottled water is a healthier choice than soft drinks, and 93 percent say bottled water should be available wherever drinks are sold.

The shift away from sugary drinks is having a dramatic impact on sales of functional beverages. The global functional drinks market size is expected to reach USD 93.68 billion by 2019, according to a new study by Grand View Research, Inc., progressing at a CAGR of 6.1% during the forecast period. Per Grand View Research, the global functional drink market is anticipated to reach $93.68 billion in 2019, at a CAGR of 6.1%. According to the Grand View Report, four players hold 55.2% of this market. Functional beverages include energy drinks and sports drinks, and nutritional drinks. In 2014, energy drinks represented almost 56% of all functional beverage sales. Ibis World reports, over the past five years, the US energy drink production industry has grown by 5.2% to reach revenue of $9 billion in 2018. The energy drinks market is forecast to register a CAGR of 3.6% till 2023, whereas, the sports drinks market will grow at a CAGR of 4.3% during the same period.

In contrast to the energy and sports drink categories, functional drinks with nutraceutical formulations are designed to support consumer desire for establishing healthy lifestyle routines. Often formulated using herbs, botanicals, vitamins and minerals, these beverages are designed to support digestive wellness, reduce stress and improve sleep, as examples. They are often sold as dietary supplements, and subject to additional regulation by the FDA. As a result, they are sold at a higher price point. Netherlands-based Innova Market Insights, in its 2017 “Functional Drinks” reports 30.5 percent of all functional drink launches were vitamin/mineral fortified, while 22.8 percent contained high amounts of protein. Rounding out the Top 5 were energy/alertness (20 percent), digestive/gut health (19 percent), and antioxidants (12.7 percent).

We believe that the growth in bottled water and other healthy beverages and away from carbonated or sugary beverages will create opportunities for our company. We also believe that recent market trends will continue to grow as federal and state regulation is for hemp derived CBD products is codified. The CBD market now stands at $1.01 trillion with forecasts calling for it to grow to $22 billion by 2022. Many analysts are calling for 20% or more of that growth to occur in the CBD infused beverage space. This trend, plus the opportunity presented by the US private label beverage market, which, according to Technavio, will have revenue of almost USD 140 billion by 2021, are expected by management to fuel growth of our bottling and distribution business for years to come.

Our Products

Our bottling facility is not yet operational, and we have not begun selling any products yet.

We expect that our future products will include:

•	Enhanced spring and artesian water;
•	Functional beverages and liquid dietary supplements for a variety of market needs, including, but not limited to, pH balanced water, enhanced athletic drinks;
•	CBD infused beverages; and
•	Beverages that meet the nutritional needs for unique defined populations and health conditions.

We also plan to operate as a third-party producer and bottler of "white label" beverage and water products once our facility is fully licensed and becomes operational.

Our Production

We plan to produce our future products at our 55,000 square foot bottling and beverage plant that is located within the boundaries of the Pisgah National Forest in Marion, North Carolina. The bottling facility has as its water sources a combination of seven (7) spring and artesian wells that are fed from a natural aquifer that is located deep below the Pisgah National Forest. We are focused on producing a variety of beverage product lines including, but not limited to spring and artesian water, cannabinoid, or CBD, infused beverages, pH balanced water and beverage offerings, as well as enhanced athletic drinks in addition to other product offerings.

Since we will not rely on independent third-party bottlers to manufacture and market our products, we believe we can more effectively manage quality control and consumer appeal while responding quickly to changing market conditions. We expect that we will produce substantially all of the concentrates and essences used in our future branded products. We believe that our ability to control our own formulas in the future will allow us to craft products in a uniform manner with high quality standards while innovating flavors to meet changing consumer preferences.

Our Distribution

Given our particular interest in the natural health, organic and dietary supplement arenas, our primary distribution systems will utilize the fresh, natural and organic wholesale food distributors and representatives. Distribution will be targeted to independent natural food retailers and large box stores through both independent warehouse distribution system and direct-store delivery system. ‘White label’ products will utilize customer shipping and qualified independent shipping companies for direct delivery to the convenience channels. At this time, we do not have plans to distribute through food service industry.

Sales and Marketing

We plan to sell and market our products through an internal sales force as well as networks of brokers.

We will seek to reach consumers directly through digital marketing, digital social marketing, social media engagement and creative content. Our marketing efforts will be focused on increasing our digital presence and capabilities to further enhance the consumer experience across our future brands. We may retain agencies to assist with social media content creative and platform selection for our brands.

Additionally, we expect that we will create brand recognition and loyalty through a combination of regional event participation, special event marketing, endorsements, consumer coupon distribution and product sampling.

More specifically, we expect to use the following techniques to market our product offerings and attract customers:

•	Attending Trade and Other Events: We will attend these events in order to create awareness of our brand/ products and develop relationships with potential commercial customers. The potential customers will then be followed up in order to convert them into regular customers for whom we can provide white label services.
•	Signboards and Billboards Marketing
•	Printing and Distributing Brochures and Flyers
•	Search Engine Optimization (SEO) of our Website: SEO will be employed as it will bring our website at the top positions in natural search queries on widely used search engines like Google and Bing.
•	CRM Software: We plan to utilize client relationship management, or CRM, software to offer materials, such as free guides or informative materials, ready to be downloaded in exchange of contact details. The software will then automatically send marketing materials to available contacts in order to convert them into customers.
•	Google AdWords: We will start different campaigns including text-based search ads, graphic display ads, and YouTube video ads in order to reach our targeted audience(s) with AdWords.
•	Social Media Marketing
•	Word of Mouth/ Recommendations
•	Referral Marketing: Referrals are one of the most valuable assets for our company. We will add our customers to a special, dedicated group and give them benefits on referring us to others.

Raw Materials

The products that we expect to produce and sell will be packaged in various materials suitable for cold pack beverages, including aluminum, glass, paper and plastic bottles, including recyclable and reusable containers. Ingredients for our functional beverage lines will include minerals, vitamins, herbs and botanicals, as well as flavors and naturally derived sweeteners. Ingredients will be sourced from cGMP compliant companies who are committed to transparency and traceability relating to origin, identify, testing and quality. Certifications for gluten-free, Kosher, Organic and other relevant ingredient criteria will be required on an as-needed basis. The majority of materials and ingredients we will purchase will be presently available from several suppliers. However, our specialized approach to formulation and quality standards may result in reduced availability of some ingredients due to weather, governmental controls or price/supply fluctuations, which would lead to price fluctuations. Therefore, we expect to clearly delineate our supply program qualifications and enroll suppliers in our own supplier program to ensure continued access to the ingredients we seek for production.

Seasonality

We expect that our operating results will not be materially affected by seasonal factors, including fluctuations in costs of raw materials, holiday and seasonal programming and weather conditions. Our products are “functional” beverages chosen by consumers who ascribe to a certain lifestyle, and as such we do not expect our products to be impacted by seasonal factors.

Our Competition and Competitive Strengths

Our products will compete with many varieties of liquid refreshment, including water products, soft drinks, juices, fruit drinks, energy drinks and sports drinks, as well as powdered drinks, coffees, teas, dairy-based drinks, functional beverages and various other nonalcoholic beverages. We will also compete with bottlers and distributors of national, regional and private label products. Several competitors, including those that dominate the beverage industry, such as Nestlé S.A., PepsiCo and The Coca-Cola Company, have greater financial resources than we have and aggressive promotion of their products may adversely affect sales of our brands.

The principal methods of competition in the beverage industry are price and promotional activity, advertising and marketing programs, point-of-sale merchandising, retail space management, customer service, product differentiation, packaging innovations and distribution methods. We believe we will be able to differentiate ourselves in the following ways:

•	Formulations of products for specific, targeted audiences who have unique health and exercise requirements
•	Infusion of ingredients with scientific research regarding the effectiveness of the products to address specific health and wellness needs.
•	Utilization of ingredients sourced from quality companies committed to our quality standards
•	Access to research opportunities and outcomes to support our future family of functions beverages
•	Regulatory capacity that ensures brands and stores are selling product that meets the standards of states and governments
•	Access to industry stakeholders, influencers and high-profile consumers who can provide third-party endorsement of our products.

Our Growth Strategies

We expect that our first product will be spring water and that we will white label our spring water for third parties.  Although we are in negotiations with third parties for the white label of our expected first product (spring water) we have not yet received any purchase orders or entered into any contracts for the sale of this product because our facility is not yet fully licensed.  We have completed the licensing of our facility and expect to launch our white label spring water sometime in the first quarter of 2020. Following the launch of our first product, we will be working on the development of other products and expect to launch other products in the second half of 2020.

Intellectual Property

We do not currently own any trademarks but expect that we will trademark our future brands once launched. We intend to maintain all registrations of our future significant trademarks and use our future trademarks in the operation of our businesses.

We also own the URL www.greeneconcepts.com.

Governmental Regulation

The operation of our facility and the production, distribution and sale of our future products in the United States are subject to the Federal Food, Drug and Cosmetic Act; the Dietary Supplement Health and Education Act of 1994; the Occupational Safety and Health Act; the Lanham Act; various environmental statutes; and various other federal, state and local statutes regulating the production, transportation, sale, safety, advertising, labeling and ingredients of such products. We believe that we are in compliance, in all material respects, with such existing legislation and that prior to the operation of our facility, we will have all required licenses to operate.

During phase three of our plan of operation we will initiate development of nutritionally enhanced beverages. Nutritionally enhanced beverages are beverages that are fortified with vitamins and minerals for greater nutritional value. In addition to enhancing our bottled water with vitamins and minerals, we also plan, subject to compliance with applicable laws, to include CBD in our bottled water. However, we make no claim that that the addition of CBD to our bottled water in and of itself will make our bottled water nutritionally enhanced.

The Food and Drug Administration (FDA) is responsible for the safety of bottled drinking water. The FDA has set Current Good Manufacturing Practices (CGMPs) specifically for bottled water. The FDA requires bottled water producers, like us, to:

•	Process, bottle, hold and transport bottled water under sanitary conditions;

•	Protect water sources from bacteria, chemicals and other contaminants;

•	Use quality control processes to ensure the bacteriological and chemical safety of the water;

•	Sample and test both source water and the final product for contaminants.

The FDA monitors and inspects bottled water products and processing plants under its food safety program. When FDA inspects plants, the FDA verifies that the plant's product water and operational water supply are obtained from an approved source; inspects washing and sanitizing procedures; inspects bottling operations; and determines whether companies analyze their source water and product water for contaminants.

As we begin to incorporate dietary supplements into our water to create nutritionally-enhanced beverages, we will become subject to additional certification and regulatory compliance by the FDA. Compliance efforts relating to dietary supplements to be included in our water are contained in Section 403(r)(6) of the Federal Food, Drug, and Cosmetic Act (the Act) (21 U.S.C. 343(r)(6)). Section 403(r)(6) of the Federal Food, Drug, and Cosmetic Act (the FD&C Act) (21 U.S.C. 343(r)(6)) requires that a manufacturer of a dietary supplement making a nutritional deficiency, structure/function, or general well-being claim have substantiation that the claim is truthful and not misleading. Under section 403(r)(6)(A) of the FD&C Act, such a statement is one that “claims a benefit related to a classical nutrient deficiency disease and discloses the prevalence of such disease in the United States, describes the role of a nutrient or dietary ingredient intended to affect the structure or function in humans, characterizes the documented mechanism by which a nutrient or dietary ingredient acts to maintain such structure or function, or describes general well-being from consumption for a nutrient or dietary ingredient.” We will only need to collect information to substantiate our product's nutritional deficiency, structure/function, or general well-being claim if we choose to place a claim on our product's label.

We expect that it will take us approximately until the end of the first quarter 2020 to prepare our North Carolina Facility to comply with FDA regulations for CGMPs and to substantiate any claim we make on the label of our products that contain dietary supplements before we can begin to sell any products containing dietary supplements. We expect that compliance costs for required audits and evaluation and substantiation for dietary supplement claims for our bottled water containing dietary supplements will cost about $15,000 per year.

Certain states and localities require a deposit or tax on the sale of certain beverages. These requirements vary by each jurisdiction. Similar legislation has been proposed in certain other states and localities, as well as by Congress. We are unable to predict whether such legislation will be enacted or what impact its enactment would have on our business, financial condition or results of operations.

Our facility is subject to federal, state and local environmental laws and regulations. We do not expect that compliance with these provisions will have any material adverse effect on our financial or competitive position. We believe our future practices and procedures for the control and disposition of toxic or hazardous substances will comply in all material respects with applicable law.

Employees and Contractors

We currently have two employees, Leonard Greene, our CEO, and Kenneth Porter, our plant manager. Mr. Porter is located in North Carolina. Mr. Greene operates out of a home office in Fresno, California, but travels to our facility in North Carolina as needed. In addition, we use independent contractors for management, legal, accounting and administrative support.

Legal Proceedings

We know of no existing or pending legal proceedings against us, nor are we involved as a plaintiff in any proceeding or pending litigation. There are no proceedings in which any of our directors, officers or any of their respective affiliates, or any beneficial stockholder, is an adverse party or has a material interest adverse to our interest.

Recent Developments

On January 11, 2020, we cancelled 225,000,000 shares of our common stock that were registered in the name of Andy Greider. The shares were cancelled pursuant an understanding between us and Mr. Greider that dated back to October 2018 and is evidenced by a written letter from Mr. Greider to our transfer agent. Mr. Greider previously provided consulting services to our company and agreed to forfeit these shares when he ceased providing such services.

DESCRIPTION OF PROPERTY

Currently, our principal executive offices are located at 13195 U.S. Highway 221 N, Marion, North Carolina, 28752, which is where our 55,000 sq. ft. beverage and bottling facility is located.

We believe that all our properties have been adequately maintained, are generally in good condition, and are suitable and adequate for our business.

We do not currently lease or own any other real property.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of our operations together with our financial statements and related notes appearing at the end of this offering circular. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled “Risk Factors” and elsewhere in this offering circular.

Overview

Since our inception we operated different businesses under different names before changing our name to Greene Concepts, Inc. and engaging in our current business. Through our wholly owned subsidiary, Mammoth, we are now a bottling and beverage company committed to providing the world with high quality, healthy, and enhanced beverage choices. Our beverage and bottling facility is located in Marion, North Carolina.

Our beverage and bottling facility is not yet operational and we have not yet sold any products. We are focused on producing a variety of beverage product lines including, but not limited to, spring and artesian water, cannabinoid, or CBD, infused beverages, pH balanced water and beverage offerings, as well as enhanced athletic drinks in addition to other product offerings. Additionally, Mammoth will act as a third-party producer and bottler of "white label" beverage and water products. White label bottling services are provided for clients that desire to market their own product formulations, brand name and labeling while outsourcing the production and bottling of their products to Mammoth.

Before acquiring Mammoth on February 6, 2019, we operated our legacy business, which was the manufacture and distribution of a line of 25 high quality consumer focused inkjet kits. On April 30, 2019, our board of directors made a determination to wind down our legacy business and to transition into the beverage and bottling business. During the same period, Mammoth began the process of performing required maintenance to revitalize all the equipment and facility infrastructure in order to relaunch production at the plant. At the time of the acquisition all of the plant equipment was in good condition although the equipment had not operated for several years and it did require a thorough inspection and light maintenance to assure proper operation when the bottling lines are relaunched. At the time of the acquisition, we hired, Kenneth Porter, a 30+ year veteran of the beverage and bottling industry, as plant manager to oversee operations as well as the revitalization and expected relaunch of the facility.

The Food and Drug Administration, or FDA, requires adherence to current good manufacturing practice, or CGMP, regulations for the processing and bottling of bottled drinking water, which includes facility inspection and documentation of corrective measures and reporting requirements, as well as new requirements for hazard assessments and food safety, or HACCP, plans mandated by the Food Safety and Modernization Act, or FSMA. Final preparations for inspection are underway, including building and facility maintenance such as pressure washing, painting, general cleaning, and minor building repairs.

In addition to complete cleaning and maintenance of the 55,000 square foot facility, standard operating policies and procedures must be documented in accordance with federal legislation. This documentation includes conducting and reporting of microbial testing of source water and any finished product, which must be completed prior to initiating filling and packaging of bottles for shipment from our production lines.

In concert with the coordination of the final preparations for inspection and the launching of production, we are presently working with a number of distributors and retailers to presale orders for production once the plant is fully operational. We expect to relaunch the plant during the first quarter of 2020.

Financial Results

General

Since 2011, we have operated as a consumer direct marketing ink and toner technology distribution company, which markets and sells over 1,000 advanced and exceptional proprietary ink and toner “Do It Yourself” refilling systems and other products or inkjet and toner cartridges. We marketed our products under the name ‘INKWAY USA’ and our business model was consumer direct marketing to ensure long-term growth and stability, sales, and fulfillment for retail products. We also competed in the global marketplace by marketing and signing distributors in Europe, North America, and Asia. These marketing efforts were coordinated from our prior corporate offices in California.

In February 2019, we acquired Mammoth in support of our new strategic vision to become a bottling and beverage company. See “Description of Business – Terms of Acquisition of Mammoth Ventures Inc.” for a description of the terms of our acquisition of Mammoth. The acquisition transaction was consummated on February 6, 2019.

On April 30, 2019, the board of directors made a determination to wind down our legacy inkjet business and to transition into the beverage and bottling business.

We expect our financial condition to change as we transition into our new business model. The current operations will be significantly different than the prior legacy business.

Results of Operations

Three-month period ended October 31, 2019 compared to October 31, 2018

The following table sets forth key components of our results of operations during the nine-month period ended April 30, 2019 and 2018.

	Nine Months Ended
	April 30,		Change
	2019	2018	$	%
Revenues	$-	$12,860	$(12,860)	(100)
Cost of revenues	-	5,735	(5,735)	(100)
Gross Margin	-	7,785	(7,785)	(100)
Operating Expenses	93,725	34,938	58,787	62.72
Net loss	$(123,559)	$(27,273)	$96,286	72.93

Revenues. During the three-month period ended October 31, 2019 we generated revenues from our legacy inkjet operations. Our revenues decreased $12,860 or 100% from $12,860 for the period ended October 31, 2018 as compared to $0 for the period ended October 31, 2019. The decrease in revenues is the result of the discontinuation of our legacy business. We do not expect to generate revenues in the near term as we transition from our legacy operations to our new business model.

Cost of revenues. Our cost of revenues includes marketing and advertising expenses. Our cost of revenues decreased by $5,735 or 100%, to $0 for the three-month period ended October 31, 2019 from $5,735 for the three-month period ended October 31, 2018. This decrease was due to the discontinuation of our legacy business.

Gross margin. Our gross margin decreased by $7,785 or 100%, to $0 for the three-month period ended October 31, 2019 from $7,785 for the three-month period ended October 31, 2018. Gross profit as a percentage of revenues (gross margin) was 0% and 61% for the three-month period ended October 31, 2019 and 2018, respectively.

Operating expenses. Total operating expenses during the period ended October 31, 2019 were $93,725 compared to $34,938 for the same period in 2018, which is an increase of $58,787 or 62.72%. The reason for the increase in operating expense between the two periods is the result of the increased administrative expense, professional fees and depreciation and amortization described above.

Net loss. As a result of the cumulative effect of the factors described above, our net loss increased by $96,286 or 77.92%, to $123,559 for the three-month period ended October 31, 2019 from $27,273 for the same period in 2018.

Year ended July 31, 2019 compared to July 31, 2018

The following table sets forth key components of our results of operations during the year ended July 31, 2019 and 20181.

	Year Ended
	July 31,		Change
	2019	2018	$	%
Revenues	$79,080	$50,160	$28,920	36.57
Cost of revenues	18,130	25,849	(7,719)	(42.58)
Gross Margin	60,950	24,311	36,639	60.11
Operating expenses	310,915	120,449	190,466	61.26
Net loss	$(287,839)	$(96,138)	$191,701	60.60

Revenues. During the year ended July 31, 2019 we generated revenues from our legacy inkjet operations. Our revenues increased $28,920 or 36.57% from $50,160 for the year ended July 31, 2018 as compared to $79,080 for the year ended July 31, 2019. The increase in revenues is the result of increased marketing driven sales. We do not expect to generate revenues in the near term as we transition from our legacy operations to our new business model.

Cost of revenues. Our cost of revenues includes marketing and advertising expenses. Our cost of revenues decreased by $7,719 or -42.58%, to $18,130 for the year ended July 31, 2019 from $25,849 for the year ended July 31, 2018. This decrease was mainly due to reduced marketing activities following the acquisition of Mammoth.

Gross margin. Our gross margin increased by $36,639 or 60.11%, to $60,950 for the year ended July 31, 2019 from $24,311 for the year ended July 31, 2018. Gross margin as a percentage of revenues was 77% and 48% for the year ended July 31, 2019 and 2018, respectively.

Operating expenses. Our operating expenses include sales commissions, travel expenses, taxes and similar expenses. Our operating expenses increased by $190,466, or 61.67%, to $310,915 for the year ended July 31, 2019 from $120,449 for the year ended July 31, 2018. Such increase was primarily due to expenses associated with relaunching our bottling facility.

Net loss. As a result of the cumulative effect of the factors described above, our net loss increased by $191,701 or 66.60%, to $287,839 for the year ended July 31, 2019 from $96,138 for the year ended July 31, 2018.

Plan of Operation

Our primary goal for our first year of operation will be commence the operation of our North Carolina bottling facility and begin to generate revenues from the sales of our proposed products. Our plan, assuming that we raise at least $750,000 in gross proceeds (or 25% of our maximum offering amount), follows below. We are highly dependent upon the success of this offering in implementing the following plan.

Phase One (Months 1-3)

Estimated cost: $60,000, allocated as follows: $20,000 – Engineering and Prototyping, $20,000 - Production and Inventory; and $20,000 Administrative and Corporate Expenses.

Immediately, we plan to cause our plant to become operational during the first quarter of 2020. We expect to hire additional personnel to satisfy needs in the following areas: production, marketing and accounting staff. We will begin production of our first brand of bottled water along with launch a modest marketing campaign.

Phase Two (Months 4-6)

Estimated cost: $150,000, allocated as follows: $130,000 - Production and Inventory; and $20,000 Administrative and Corporate Expenses.

Following successful phase one, we will begin production and launch of the company’s first bottled water brand. The company will additionally seek opportunities to produce customer white labeled bottled water for third party customers.

Phase Three (Months 7-9)

Estimated cost: $200,000, allocated as follows: $100,000 – Production and Inventory; $50,000 Administrative and Corporate Expenses; $45,000 – Marketing; and $5,000 – Professional Fees and Compensation

During phase three, we will initiate development of nutritionally enhanced beverages. Nutritionally enhanced beverages are beverages that are fortified with vitamins and minerals for greater nutritional value. In addition to enhancing our bottled water with vitamins and minerals, we also plan, subject to compliance with applicable laws, to include CBD in our bottled water. However, we make no claim that that the addition of CBD to our bottled water in and of itself will make our bottled water nutritionally enhanced.

As we begin to incorporate dietary supplements into our water to create nutritionally-enhanced beverages, we will become subject to additional certification and regulatory compliance by the FDA. We expect that it will take us approximately until the end of the first quarter 2020 to prepare our North Carolina Facility to comply with FDA regulations for Current Good Manufacturing Practices and to substantiate any claim we make on the label of our products that contain dietary supplements before we can begin to operate. We expect that compliance costs for required audits and evaluation and substantiation for dietary supplement claims for our bottled water containing dietary supplements will cost about $15,000 per year.

Phase Four (Month 10-12)

Estimated cost: $200,000 , allocated as follows: $155,000 – Marketing; $35,000 – Administrative and Corporate Expenses; and $10,000 Professional Fees and Compensation. We hope to begin expanding our market penetration and distribution for both bottled water and CBD-infused beverages in this quarter and will concentrate our efforts on promoting the company’s product lines in the markets in which we plan to distribute our products

We hope to begin expanding our market penetration and distribution for both bottled water and nutritionally enhanced beverages in this quarter and will concentrate our efforts on promoting the company’s product lines in the markets we plan to commence distribution in.

Liquidity and Capital Resources

We are highly dependent on the success of this offering to meet our ongoing working capital needs and to fully execute our business plan. The maximum aggregate amount of this offering will be required to fully implement our business plan. Historically, we have been funded through the sale of our equity and debt securities, including convertible debt. In the event our proposed offering is not successful, we will need to seek to raise capital through alternative sources, such as a private placement of our equity or debt securities. However, we have not identified any potential source of alternative financing. There can be no guarantees that any such financing would become available to us. If we cannot raise additional proceeds via a private placement of our equity or debt securities, or secure a loan, we would be required to cease business operations. As a result, investors would lose all of their investment.

Three-month period ended October 31, 2019 compared to October 31, 2018

Our cash, total current assets, total assets, total current liabilities and total liabilities as of October 31, 2019 and 2018 were as follows:

	October 31, 2019	October 31, 2018
Cash	$3,249	7,981
Accounts Receivable	—	22,876
Inventory	—	448,161
Total Current Assets	3,249	479,018
Total Assets	3,250.900	680,412
Total Current Liabilities	2,092,449	1,667,957
Total Liabilities	2,092,449	1,667,957
Stockholders’ Equity (Deficit)	$1,158,401	(987,545)

Our total current assets decreased by $475,769 when comparing the current assets as of October 31, 2019 to current assets of October 31, 2018 due to the divesture of the legacy business and the elimination of Accounts Receivables and Inventory. Our total liabilities at October 31, 2019 increased $424,492 from the same period in the prior year because of convertible notes issued by the Company to finance its working capital needs.

Year ended July 31, 2019 compared to July 31, 2018

Our cash, total current assets, total assets, total current liabilities and total liabilities as of July 31, 2019 and July 31, 2018 were as follows:

		July 31, 2019		July 31, 2018
Cash	$	94,048	$	10,040
Accounts Receivable		—		27,580
Inventory		—		453,216
Total Current Assets		94,048		490,836
Total Assets		3,344,940		709,012
Total Current Liabilities		1,926,808		1,669,284
Total Liabilities		1,926,808		1,669,284
Stockholders’ Equity (Deficit)	$	1,418,132	$	(960,272)

Our total current assets decreased by $396,788 when comparing the current assets as of July 31, 2018 to current assets of July 31, 2017, due to the divestiture of our legacy business and the elimination of accounts receivable and inventory. Our total liabilities at July 31, 2019 increased $257,524 as the result of because of convertible notes issued by the Company to finance its working capital needs.

Capital Expenditures and Other Obligations

In conjunction with the purchase of Mammoth, we entered into a long term financing agreement with Mammoth’s prior owner, BNL Capital. This financing facilitated the purchase of Mammoth and its assets. We believe the servicing of this debt will be satisfied through future operations. See “Description of Business – Terms of Acquisition of Mammoth Ventures Inc.” for a description of the terms of our acquisition of Mammoth.

See “Securities Being Offered – Convertible Notes” for a description of the terms of our outstanding convertible notes.

Off-Balance Sheet Arrangements

As of October 31, 2019, we did not have any off-balance sheet arrangements.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with GAAP requires our management to make assumptions, estimates and judgments that affect the amounts reported, including the notes thereto, and related disclosures of commitments and contingencies, if any. We have identified certain accounting policies that are significant to the preparation of our financial statements. These accounting policies are important for an understanding of our financial condition and results of operation. Critical accounting policies are those that are most important to the portrayal of our financial condition and results of operations and require management’s difficult, subjective, or complex judgment, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. Certain accounting estimates are particularly sensitive because of their significance to financial statements and because of the possibility that future events affecting the estimate may differ significantly from management’s current judgments. We believe the accounting policies described in Note 1 to our financial statements – Significant Accounting Policies – describe our critical accounting policies and estimates.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

The following table sets forth the name and position of each of our current executive officers, director and significant employees.

Name	Position	Age	Term of Office	Approximate hours per week for part-time employees
Leonard Greene	Chief Executive Officer; Director	66	1 Year	20
Kenneth Porter	Plant Manager	58	1 Year	N/A

Leonard Greene, Chief Executive Officer

Lenny M. Greene is the current Chief Executive Officer, President and Director of the Company and has held that position since November 19, 2019. On November 19, 2019 Mr. Greene resumed the role of company CEO and President after having served in both roles from 2003 - 2018. During his previous tenure the company manufactured and distributed high-quality ink technology formulations for wide format, narrow format and industrial printing applications. Mr. Greene laid the groundwork to build the organization to an elevated level of competitiveness and professionalism while taking the company public (OTC: INKW) thereby magnifying expansion opportunities toward near-term growth and long-term value. He brings over thirty years of experience to Greene Concepts with an impressive acumen of negotiating and closing deals with Fortune 500 corporate accounts. Mr. Greene is an expert dealing with corporate executives and purchasing agents. His resume includes spearheading sales and service and repair contracts as CEO for Comservco, a personal computing and Wide Area Network infrastructure business, from $0 to $15 million over a three-year period. Mr. Greene has managed over 200 nationwide company accounts to include: ABC, CBS, Exxon Corporation, New York City (All City Agencies), New York Telephone Company, Western Electric, Citibank and Bank of New York.

Kenneth Porter, Plant Manager

Mr. Porter has 36 years of experience in high speed food and beverage production, managing multiple plants, the maintenance, equipment & processes.  Mr. Porter has worked as a manager for Pepsi Bottling Group, Universal Food & Beverage, Summit Beverage Group and prior to joining Greene Concepts, Ice River Springs, a bottling company with an annual volume of 25 million cases and 125 employees.

His career began in 1983 working as Production Manager for Coca-Cola Bottling Co Consolidated.  In 1994 he was promoted to Plant Manager for a facility with an annual volume of 20 MM cases, and managed 105 hourly employees and 12 managers.

Mr. Porter’s skills include PM systems, PLCs, Predictive maintenance, inferred & vibration analysis, Strong people/ coaching skills, Strong problem solving skills, P&L and budgets, Costing of products, Cost analysis, Capital Appropriations, Managed multi-million dollar projects, Removed and installed complete bottling lines, Personally installed over 20 pieces of major bottling, blow molding and support equipment, Master sanitation programs, Warehouse management, inventory control & Union Plants.  He has training/certification in Computers, T.Q.M, S.P.C, T.P.M, Team Building, Self-directed work teams, M.R.P, E.R.P, OSHA & GMP regulations, USDA, FDA, HACCP, SQF, NSF, Six Sigma Black Belt and lean manufacturing champion, Safety Committees and Pepsi CQV process.

Directors are elected until their successors are duly elected and qualified.

Family Relationships

There are no family relationships between any director, executive officer, person nominated or chosen to become a director or executive officer or any significant employee.

Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past five years:

  been convicted in a criminal proceeding (excluding traffic violations and other minor offences); or
  had any petition under the federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Summary Compensation Table

The following table sets forth the annual compensation of each of the three highest paid persons who were executive officers or directors during our last completed fiscal year:

Name	Position	Cash Compensation	Other Compensation*	Total Compensation
Karen Howard	Former Chief Executive Officer; Director	$12,000	$75,000	$87,000
Leonard Greene**	Chief Executive Officer, Director	$36,847	$0	$36,847

*Upon becoming Chief Executive Officer on January 18, 2019, Ms. Howard received 30,000 shares of Preferred Class A Stock. Those shares are convertible on a 1 to 100 basis into 3,000,000 shares of common stock. On January 18, 2019, the Company’s common stock closed at a price of $0.0250, which results in $75,000 of other compensation. Ms. Howard’s consulting agreement was assumed by our subsidiary, Mammoth Ventures, Inc. upon Ms. Howard’s simultaneous resignation as CEO of the Company and appointment as Mammoth Ventures, Inc.’s Chief Innovation Officer on November 19, 2019. Ms. Howard’s consulting agreement expired on January 31, 2020, however, Mammoth Ventures, Inc. continues to pay Ms. Howard the same compensation and Ms. Howard continues to provide the same services as contemplated by the consulting agreement under an at-will verbal arrangement on a month-to-month basis.

** Mr. Greene’s total compensation for the most recent fiscal year ended July 31, 2019 was $36,847. This compensation was paid to Mr. Greene for his services rendered as CEO of the Company during the period of August 1, 2018 through January 17, 2019.

In connection with reinstating Mr. Greene as Chief Executive Officer of the Company and his agreement to forgive certain outstanding indebtedness owed to him, the Company issued to Mr. Greene a total of 517,000 shares of Preferred Class A Stock, which convert on a 1 to 100 basis for common stock and have 1,000 votes per share.

Employment Agreements

The Company has entered into the following employment agreement that we believe is material to our business:

Leonard Greene

Effective as of November 19, 2019, we entered into an employment offer letter with Mr. Leonard Greene. Pursuant to the terms of the offer letter, Mr. Greene is appointed as the Chief Executive Officer of our company. His duties include the general management of the affairs of our company, together with the powers and duties usually incident to the office of chief executive officer. His monthly compensation is $7,000. He is eligible to participate in the standard benefits plans offered to similarly situated employees of our company. He is also eligible for annual bonuses at the sole discretion of the Board of Directors. The agreement may be terminated at any time by either party with or without cause or advance notice.

Consulting Agreements

We have entered into the following consulting agreements that we believe are material to our business:

Dr. Susan Hewlings

On February 5, 2019, we entered into a contract services agreement with Dr. Susan Hewlings. Pursuant to the terms of the contract, Dr. Hewlings is retained as the Director of Scientific Formulations. Her annual compensation is fifteen thousand five hundred (15,500) shares of our Series A Preferred Stock, issuable within 30 days of signing the agreement. The duration of the contract is one year and may be renewed on a year-to-year basis. We may terminate the agreement upon Dr. Hewlings’ permanent disability, or if our operations are discontinued.

Karen Howard

Karen Howard served as our Chief Executive Officer January 18, 2019 through November 19, 2019. Upon her resignation as Chief Executive Officer, Ms. Howard was simultaneously appointed as the Chief Innovation Officer of our subsidiary, Mammoth Ventures, Inc., and acts in such capacity as a contractor to the Company. Pursuant to the terms of her consulting agreement, we are required to pay Ms. Howard for her services at the rate of one thousand dollars ($1,000) per month. In addition, we issued to Ms. Howard thirty thousand (30,000) shares of our Series A Preferred Stock. In addition, we reimbursed Ms. Howard for any and all necessary, customary, and usual expenses incurred by her while traveling for and on behalf of the Company pursuant to Company's directions. As of November 19, 2019, Mammoth assumed all of our obligations under Ms. Howard’s consulting agreement, although we remained primarily liable thereunder as well. The consulting agreement expired on January 31, 2020, however, Mammoth Ventures, Inc. continues to pay Ms. Howard the same compensation and Ms. Howard continues to provide the same services as contemplated by the consulting agreement under an at-will verbal arrangement on a month-to-month basis. Pursuant to the verbal agreement, Ms. Howard is now responsible for managing the process of innovation and change management at Mammoth Ventures.

Dr. Douglas Kalman

On February 5, 2019, we entered into a contract services agreement with Dr. Douglas Kalman. Pursuant to the terms of the contract, Dr. Kalman is retained as Scientific Director of our company. His annual compensation is twenty-two thousand five hundred (22,500) shares of Series A Preferred Stock of our company, issuable within 30 days of signing the agreement. The duration of the contract is one year and may be renewed on a year-to-year basis. We may terminate the agreement upon Dr. Kalman’s permanent disability, or if our operations are discontinued.

Dr. Lane R. Phillips

On April 10, 2019, we entered into a contract services agreement with Dr. Lane R. Phillips. Pursuant to the terms of the contract, Dr. Phillips is retained as Medical Director of our company. His annual compensation is ten thousand (10,000) shares of Series A Preferred Stock of our company. The duration of the contract is one year and may be renewed on a year-to-year basis. We may terminate the agreement upon Dr. Phillips’ permanent disability, or if our operations are discontinued.

Dr. William Rowe

On March 30, 2019, we entered into a contract services agreement with Dr. William Rowe. Pursuant to the terms of the contract, Dr. Rowe is retained as the Advisory Board Director of our company. His annual compensation is thirty five thousand (35,000) shares of Series A Preferred Stock of our company, issuable within 30 days of signing the agreement. The duration of the contract is one year and may be renewed on a year-to-year basis. We may terminate the agreement upon Dr. Rowe’s permanent disability, or if our operations are discontinued.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table sets forth information regarding beneficial ownership of our voting stock as of February 6, 2020 (i) by each of our officers and directors who beneficially own more than 10% of our voting stock; (ii) by all of our officers and directors as a group; and (iii) by each person who is known by us to beneficially own more than 10% of each class of our voting stock. Unless otherwise specified, the address of each of the persons set forth below is in care of the company at 13195 U.S. Highway 221 N, Marion, North Carolina, 28752.

Name and Address of Beneficial Owner	Amount of Beneficial Ownership(1)		Percent of Common Stock(2)	Percent of Preferred Class A Stock(3)	Percent of Total Voting Stock(4)
	Common Stock	Preferred Class A Stock
Loren Brown c/o BNL Capital LLC 1356 Bennett Drive Longwood, FL 32750	-	12,000,000(5)	*	91.47%	87.22%
Robert Levit c/o BNL Capital LLC 1356 Bennett Drive Longwood, FL 32750	-	12,000,000(5)	*	91.47%	87.22%
Leonard M. Greene	51,927,302(6)	517,000	7.98%	3.94%	4.14%
All directors and officers as a group	51,927,302	517,000	7.98%	3.94%	4.14%

*Less than 1%.

(1)	Beneficial Ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Each of the beneficial owners listed above has direct ownership of and sole voting power and investment power with respect to the shares. For each beneficial owner above, any securities acquirable within 60 days have been included in the denominator in accordance with SEC Rule 13d-3(d)(1).

(2)    Based on 637,861,741 shares of our Common Stock outstanding as of February 6, 2020.

(3)    Based on 13,119,500 shares of our Preferred Class A Stock outstanding as of the date of this offering circular. Shares of Preferred Class A Stock are convertible into shares of Common Stock on the basis of 1 share of Common Stock for every 100 shares of Preferred Class A Stock. Each share of Preferred Class A Stock is entitled to one thousand (1,000) votes per share on all matters to which they are so entitled to vote.

(4)	Percentage of Total Voting Stock represents total ownership with respect to all shares of our Common Stock and Preferred Class A Stock, as a single class and giving effect to the 1,000 for 1 vote of the Preferred Class A Stock.
(5)	Loren Brown and Robert Levit each own fifty percent (50%) of BNL Capital, LLC and are each considered control persons of BNL Capital, LLC and, therefore, each are deemed to beneficially own the 12,000,000 shares of Preferred Class A stock held by BNL Capital, LLC. On November 19, 2018, pursuant to a Stock Purchase and Sale Agreement by and between BNL Capital, LLC and Mr. Greene, BNL Capital acquired 10 million shares of Preferred Class A Stock from Mr. Greene in exchange for $18,000. In addition, on February 6, 2019, we issued to BNL Capital, LLC a total of 2 million shares of our Preferred Class A Stock for no consideration, other than as an inducement for BNL Capital, LLC to enter into the Stock Purchase Acquisition Agreement and Merger Agreement and Promissory Note pursuant to which the Company acquired Mammoth Ventures Inc. from BNL Capital, LLC.
(6)	The Company issued Mr. Greene 517,000 shares of our Preferred Class A Stock on September 18, 2019, shortly before Mr. Greene was officially reinstated as our Chief Executive Officer, as an inducement to him to be reinstated as our Chief Executive Officer and to forgive certain outstanding indebtedness owed to him.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Except as set forth below, since the beginning of our 2017 fiscal year, we have not entered into any transactions with any related persons in which the amount involved exceeded the lesser of $120,000 and one percent of the average of our total assets at year-end for the last two completed fiscal years.

As of July 31, 2018, and July 31, 2017, the Company owed $1,466,845 and $1,045,827, respectively, to Leonard Greene, the Company’s Chief Executive Officer. These loans were forgiven by Leonard Greene on November 19, 2019. The loan was a noninterest-bearing, unsecured obligation, due upon demand.

On February 8, 2019, we issued to BNL Capital, LLC a total of 2 million shares of our Preferred Class A Stock as compensation for services that BNL Capital, LLC rendered to us in connection with our acquisition of Mammoth Ventures Inc.

SECURITIES BEING OFFERED

This offering relates to the sale of up to 2,000,000,000 shares of Common Stock of the company.

Our authorized capital stock consists of 3,000,000,000 shares of Common Stock, $0.0001 par value per share, and 20,000,000 shares of Preferred Class A Stock, par value $0.0001. As of February 6, 2020, there are 637,861,741 shares of our Common Stock and 13,119,500 shares of our Preferred Class A Stock issued and outstanding.

The following is a summary of the rights of our capital stock as provided in our certificate of incorporation and bylaws. For more detailed information, please see our certificate of incorporation and bylaws, which have been filed as exhibits to the offering statement of which this offering circular is a part.

Common Stock

As of February 6, 2020, there were 637,861,741 shares of Common Stock issued and outstanding.

Voting Rights. The holders of the Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Under our certificate of incorporation and bylaws, any corporate action to be taken by vote of stockholders other than for election of directors shall be authorized by the affirmative vote of the majority of votes cast. Directors are elected by a plurality of votes. Stockholders do not have cumulative voting rights.

Dividend Rights. Subject to preferences that may be applicable to any then-outstanding holders of our preferred stock, holders of our Common Stock are entitled to receive ratably dividends, if any, as may be declared from time to time by the board of directors out of legally available funds.

Liquidation Rights. In the event of our liquidation, dissolution or winding up, holders of Common Stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of Preferred Stock.

Other Rights. Holders of Common Stock have no preemptive, conversion or subscription rights and there are no redemption or sinking fund provisions applicable to the Common Stock. The rights, preferences and privileges of the holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock.

Preferred Class A Stock

As of February 6, 2020, there were 13,119,500 shares of Preferred Class A Stock outstanding.

Voting Rights. Holders of shares of Preferred Class A Stock vote together with the holders of Common Stock. Each share of Preferred Class A Stock is entitled to one thousand (1,000) votes per share on all matters. Except as provided by law, the holders of shares of Preferred Class A Stock vote together with the holders of shares of Common Stock as a single class.

In addition, so long as any shares of Preferred Class A Stock remains outstanding, in addition to any other vote or consent of stockholders required by our certificate of incorporation, the company will not, without the affirmative vote or consent of the holders of a majority of the outstanding shares of Preferred Class A Stock: (i) effect a sale of all or substantially all of the company’s assets or which results in the holders of the company’s capital stock owning less than fifty percent (50%) of the voting power of the company, (ii) alter or change the rights, preference, or privileges of the Preferred Class A Stock, (iii) increase or decrease the number of authorized shares of Preferred Class A Stock, (iv) authorize the issuance of securities having preference over or on par with the Series A Preferred Stock, (v) effectuate a forward or reverse stock split or dividend of the company’s Common Stock , or (vi) increase the maximum number of directors constituting the board of directors to a number greater than seven (7); with holders of Preferred Class A Stock having the right, but not the obligation, to fill four (4) of such board seats.

Dividend Rights. We are not required to pay dividends at any specific rate on the Preferred Class A Stock; provided, however, that if any dividend is paid on the outstanding Common Stock, the Preferred Class A Stock would participate in such dividend on a pari passu basis with the holders of Common Stock on an as converted to Common Stock basis.

Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the company, whether voluntary or involuntary,, before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, the holders of shares of Preferred Class A Stock then outstanding shall be entitled to be paid out of the funds and assets available for distribution to its stockholders, an amount per share equal to the amount that would be paid to one hundred shares of Common Stock (subject to adjustment), plus any dividends declared but unpaid thereon.

Conversion Rights. Each share of Preferred Class A Stock is convertible at any time, after one year from the issuance of such share, at the option of the holder into one hundred (100) shares of Common Stock for each share of Preferred Class A Stock, subject to adjustment in the event of any stock splits, stock combinations, recapitalizations and similar transactions.

Other Rights. Holders of Preferred Class A Stock have no preemptive or subscription rights and there are no redemption or sinking fund provisions applicable to our Preferred Class A Stock.

Convertible Notes

The following table provides a summary of our outstanding convertible notes as of October 31, 2019, including date of issuance, outstanding balance, principal amount at issuance, maturity date, conversion terms, name of holder of note and reason or consideration for issuance. We may issue additional convertible notes from time to time.

As of October 31, 2019, we had total obligations of $1,907,973 in principal amount (not including accrued interest) to lenders under our outstanding convertible notes. Of this amount a total of $1,417,024.29 (not including accrued interest or default interest) in principal amount of these notes was past due. Accordingly, these past due notes are in default and the holders of the past due notes could bring an action against the company for its failure to pay the notes when due. However, we have obtained the non-binding verbal agreement of the noteholder to forbear against bringing any such action against us for a period expiring at the earliest on April 30, 2020. In addition, several other convertible notes come due over the next few months. We similarly expect that holders of these other past due notes will forbear against bringing any action against us for a period expiring at the earliest on April 30, 2020. No assurance can be given that any holder of our notes will forbear until April 30, 2020 or any other date. Each such holder has the right to bring an action against us immediately and may be able to bring an action in bankruptcy court against us. Any such legal action would have a material adverse effect on our financial condition, operations, and future prospects. below for further details.

Date of Note Issuance	Outstanding Balance ($)	Principal Amount at Issuance ($)	Interest Accrued ($)	Maturity Date	Conversion Terms (e.g. pricing mechanism for determining conversion of instrument to shares)	Name of Noteholder	Reason for Issuance (e.g. Loan, Services, etc.)
07/16/2014	$10,750.14	$15,000.00	$750.14	07/16/2015	Convertible after one-year Conversion at $.00005 per share	Nuemark Group LLC Shaun Diedrich	Loan
10/01/2018	$5,000.00	$5,000.00	$0.00	10/01/2019	Convertible after one-year Conversion at $.00005 per share	Bradley Wilson	Loan
10/01/2018	$6,519.45	$6,000.00	$519.45	10/01/2019	Convertible after one-year Conversion at $.00005 per share	Bradley Wilson	Loan
10/05/2018	$10,856.99	$10,000.00	$856.99	10/05/2019	Convertible after one-year Conversion at $.00005 per share	Bradley Wilson	Loan
10/05,2018	$1,248.55	$1,150.00	$98.55	10/05/2019	Convertible after one-year Conversion at $.00005 per share	Bradley Wilson	Loan
10/05/2018	$9,771.29	$9,000.00	$771.29	10/05/2019	Convertible after one-year Conversion at $.00005 per share	Bradley Wilson	Loan
10/26/2018	$12,973.15	$12,000.00	$973.15	10/26/2019	Convertible after one-year Conversion at $.00005 per share	Bradley Wilson	Loan
10/26/2018	$1,081.10	$1,000.00	$81.10	10/26/2009	Convertible after one-year Conversion at $.00005 per share	Bradley Wilson	Loan
10/26/2018	$9,970.95	$9,223.00	$747.95	10/26/2019	Convertible after one-year Conversion at $.00005 per share	Bradley Wilson	Loan
11/15/2018	$10,767.12	$10,000.00	$767.12	11/15/2019	Convertible after one-year Conversion at $.00005 per share	Bradley Wilson	Loan
12/11/2018	$11,352.75	$10,600.00	$752.75	12/11/2019	Convertible after one-year Conversion at $.00005 per share	Bradley Wilson	Loan

12/28/2018	$1,604.22	$1,500.00	$104.72	12/28/2019	Convertible after one-year Conversion at $.00005 per share	Bradley Wilson	Loan
12/17/2018	$10,696.99	$10,000.00	$696.99	12/17/2019	Convertible after one-year Conversion at $.00005 per share	CDN Associates Shaun Diedrich	Loan
01/16/2019	$5,315.62	$5,000.00	$315.62	01/16/2020	Convertible after one-year Conversion at $.00005 per share	CDN Associates Shaun Diedrich	Loan
02/06/2019	$1,234,953.35	$1,350,000.00	$15.312.33	02/06/2024	None	BNL Capital LLC	Loan
02/06/2019	$26,463.01	$25,000.00	$1,463.01	02/06/2020	Convertible after one-year Conversion at $.00005 per share	Nuemark Group Shaun Diedrich	Loan
02/08/2019	$15,871.23	$15,000.00	$871.23	02/08/2020	Convertible after one-year Conversion at $.00005 per share	Nuemark Group Shaun Diedrich	Loan
02/22/2019	$15,825.21	$15,000.00	$825.21	02/22/2020	Convertible after one-year Conversion at $.00005 per share	Nuemark Group Shaun Diedrich	Loan
03/06/2019	$2,080.23	$2,000.00	$80.23	03/06/2020	Convertible after one-year Conversion at $.00005 per share	Shaun Diedrich	Loan
3/18/2019	$12,895.56	$12,000.00	$895.56	3/18/2020	Conversion at 50% to market	Bergamo Consulting LLC Craig Coaches	Loan
4/2/2019	$10,696.99	$10,000.00	$696.99	4/2/2020	Conversion at 50% to market	Bergamo Consulting LLC Craig Coaches	Loan
4/11/2019	$16.001.10	$15,000.00	$1,001.10	4/11/2020	Conversion at 50% to market	Bergamo Consulting LLC Craig Coaches	Loan
4/15/2019	$52,271.23	$50,000.00	$3,271.23	4/15/2020	Conversion at 50% to market	Bergamo Consulting LLC Craig Coaches	Loan
04/16/2019	$13,846.25	$13,000.00	$864.26	4/16/2020	Conversion at 50% to market	Bergamo Consulting LLC Craig Coaches	Loan
4/17/2019	$5,323.84	$5,000.00	$323.84	4/17/2020	Conversion at 50% to market	Bergamo Consulting LLC Craig Coaches	Loan
4/30/2019	$90,113.97	$85,000.00	$5,113.97	4/30/2020	Conversion at 50% to market	Bergamo Consulting LLC Craig Coaches	Loan
5/10/2019	$21,144.11	$20,000.00	$1,144.11	5/10/2020	Conversion at 50% to market	Bergamo Consulting LLC Craig Coaches	Loan
5/23/2019	$21,058.63	$20,000.00	$1,058.63	5/23/2020	Conversion at 50% to market	Bergamo Consulting LLC Craig Coaches	Loan
6/5/2019	$20,973.15	$20,000.00	$973.15	6/5/2020	Conversion at 50% to market	Bergamo Consulting LLC Craig Coaches	Loan

6/20/2019	$20,874.52	$20,000.00	$874.52	6/20/2020	Conversion at 50% to market	Bergamo Consulting LLC Craig Coaches	Loan
7/2/2019	$10,397.81	$10,000.00	$397.81	7/02/2020	Conversion at 50% to market	Bergamo Consulting LLC Craig Coaches	Loan
7/15/2019	$10,355.07	$10,000.00	$355.07	7/15/2020	Conversion at 50% to market	Bergamo Consulting LLC Craig Coaches	Loan
7/26/2019	$12,989.63	$12,500.00	$398.63	7/26/2020	Conversion at 50% to market	Bergamo Consulting LLC Craig Coaches	Loan
8/13/2019	$14,363.62	$14,000.00	$363.62	8/13/2020	Conversion at 50% to market	Bergamo Consulting LLC Craig Coaches	Loan
8/29/2019	$16,841.75	$16,500.00	$341.75	8/29/2020	Conversion at 50% to market	Bergamo Consulting LLC Craig Coaches	Loan
9/03/2019	$2,541.67	$2,500.00	$41.67	09/03/2020	Conversion at 50% to market	Bergamo Consulting LLC Craig Coaches	Loan
9/11/2019	$2,541.10	$2,500.00	$41.10	9/11/2020	Conversion at 50% to market	Bergamo Consulting LLC Craig Coaches	Loan
9/26/2019	$2,528.77	$2,500.00	$28.77	9/26/2020	Conversion at 50% to market	Bergamo Consulting LLC Craig Coaches	Loan
9/27/2019	$25,279.45	$25,000.00	$279.45	9/27/2020	Conversion at 50% to market	Bergamo Consulting LLC Craig Coaches	Loan
10/07/2019	$5,039.5	$5,000.00	$39.45	10/07/2020	Conversion at 50% to market	Bergamo Consulting LLC Craig Coaches	Loan
10/11/2019	$5,032.88	$5,000.00	$32.88	10/11/2020	Conversion at 50% to market	Bergamo Consulting LLC Craig Coaches	Loan
10/16/2019	$5,024.66	$5,000.00	$24.66	10/16/2020	Conversion at 50% to market	Bergamo Consulting LLC Craig Coaches	Loan
10/25/2019	$15,029.59	$15,000.00	$29.59	10/25/2020	Conversion at 50% to market	Bergamo Consulting LLC Craig Coaches	Loan

Sean Diedrich, Nuemark Group LLC and CDN Associates Promissory Notes

As of October 31, 2019, we have issued an aggregate of $87,000 in principal amount of convertible promissory notes in favor Sean Diedrich and his affiliates Nuemark Group LLC and CDN Associates. The aggregate outstanding unpaid principal and interest due under the notes is $ 92,002.43. The notes were issued on the dates indicated above in the table and mature on the dates indicated above in the table. Pursuant to their general terms, the notes mature on the one-year anniversary of issuance. The interest on the unpaid principal balance is 8% per annum. Any outstanding unpaid principal balance following the maturity date will bear interest at a rate of 16% per annum. The note holder has the right to convert all or part of the outstanding and unpaid principal amounts under the notes into shares of Common Stock of the company at a conversion price of $0.00005 per share. The right to conversion is, however, is subject to a blocker provision such that Mr. Diedrich and his affiliates may own no more than 9.99% of the outstanding shares of common stock of the company.

Bradley Wilson Promissory Notes

As of October 31, 2019, we have issued an aggregate of $75,473.00 in principal amount of convertible promissory notes in favor of Bradley Wilson. The aggregate outstanding unpaid principal and interest due under the notes is $81,227.17. The notes were issued on the dates indicated in the table above. The general terms of the notes are substantially similar to the notes issued to Mr. Diedrich and his affiliates as described above.

Bergamo Consulting LLC Promissory Notes

As of October 31, 2019, we have issued an aggregate of $480,500 in principal amount of convertible redeemable promissory notes in favor of Bergamo Consulting LLC. The aggregate outstanding unpaid principal and interest due under the notes is $499,091.81. The notes were issued on the dates indicated in the table above and mature on the dates indicated in the table above. Pursuant to their general terms, the notes mature on the one-year anniversary of issuance. The interest on the unpaid principal balance is 12% per annum. Bergamo Consulting LLC has the right to convert all or part of the outstanding and unpaid principal amounts under the notes into shares of Common Stock of the company at a discounted conversion price of 50% of the lowest trading price on the OTC Pink Market in the prior thirty (30) trading days. The right to conversion, is however, limited such that Bergamo Consulting LLC and its affiliates may own no more than 9.99% of a class of voting securities of the company while such note is outstanding.

Transfer Agent and Registrar

The company has engaged Pacific Stock Transfer Company, Inc. as its transfer agent and registrar. Pacific Stock’s address is 6725 Via Austi Parkway, Suite 300, Las Vegas, NV 89119 and its telephone number is (800) 785-7782.

Shares Eligible for Future Sale

After giving effect to the completion of this offering, assuming we sell the maximum, we will have 2,637,861,741shares of Common Stock outstanding. The 2,000,000,000 shares of Common Stock sold in this offering will be freely transferable without restriction or further registration under the Securities Act, subject to the limitations on ownership set forth in our charter.

LEGAL MATTERS

The validity of the Common Stock offered hereby will be passed upon for us by Bevilacqua PLLC.

INTERESTS OF NAMED EXPERTS AND COUNSEL

We issued to our legal counsel, Bevilacqua PLLC, 1,449,275 shares of our Common Stock as partial consideration for legal services rendered to us on December 16, 2019.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC an offering statement on Form 1-A under the Securities Act with respect to the Common Stock offered by this offering circular. This offering circular does not contain all of the information included in the offering statement, portions of which are omitted as permitted by the rules and regulations of the SEC. For further information pertaining to us and the Common Stock to be sold in this offering, you should refer to the offering statement and its exhibits. Whenever we make reference in this offering circular to any of our contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the exhibits attached to the offering statement for copies of the actual contract, agreement or other document filed as an exhibit to the offering statement or such other document, each such statement being qualified in all respects by such reference. Upon the closing of this offering, we will be subject to the informational requirements of Tier 1 of Regulation A and will be required to file annual reports, semi-annual reports, current reports and other information with the SEC. We anticipate making these documents publicly available, free of charge, on our website as soon as reasonably practicable after filing such documents with the SEC.

You can read the offering statement and our future filings with the SEC over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facility at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

FINANCIAL STATEMENTS

FINANCIAL STATEMENTS
OCTOBER 31, 2019

GREENE CONCEPTS, INC.

CONSOLIDATED FINANCIAL STATEMENTS

OCTOBER 31, 2019 and OCTOBER 31, 2018

(Unaudited)

GREENE CONCEPTS, INC.

CONSOLIDATED BALANCE SHEETS

AT OCTOBER 31, 2019 & 2018

(UNAUDITED)

	2019	2018
ASSETS

CURRENT ASSETS

Cash	$3,249	$7,981

Accounts Receivable	—	22,876

Inventory	—	448,161

TOTAL CURRENT ASSETS	3,249	479,018

FIXED ASSETS-NET	3,246,001	—

OTHER ASSETS

Start-Up Costs-Net		201,394

Utility Deposit	1,650	—

TOTAL ASSETS	3,250,900	680,412

LIABILITIES

Accounts Payable	37,491	87,330

Accrued Interest Payable	35,200	—

Notes Payable (Note 2)	552,973	113,792

Note Payable shareholder (Note 3)	1,466,835	1,466,835

TOTAL LIABILITIES	2,092,499	1,667,957

STOCKHOLDERS’ EQUITY (DEFICIT)

Preferred Stock $.0001 par value 20,000,000 Authorized 13,119,500 issued, & outstanding at October 31, 2019 & 10,000,000 issued, & outstanding at October 31, 2018	1,312	1,000

Common Stock, $.0001 par value 3,000,000,000 Authorized 863,112,467 issued & outstanding at October 31,2019 & 3,000,000,000 Authorized 723,112,467 issued & outstanding at October 31,2018	86,311	72,311

Additional paid-in-capital	3,161,408	645,649

Retained earnings	(2,090,630)	(1,706,505)

TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	1,158,401	(987,545)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	3,250,900	680,412

The accompanying notes are an integral part of the financial statements.

GREENE CONCEPTS, INC.

CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE THREE MONTHS ENDED OCTOBER 31, 2019 & 2018
(UNAUDITED)

	2019	2018

REVENUES:

Sales	$—	$12,860

TOTAL REVENUE	—	12,860

COST OF SALES	—	5,735

GROSS MARGIN	—	7,785

OPERATING EXPENSES:

Administrative expenses	39,634	18,156

Professional Fees	36,850

Depreciation & Amortization	17,241	16,782

Total Operating expenses	93,725	34,938

NET OPERATING INCOME/ (LOSS)	(93,725)	(27,273)

OTHER INCOME/(EXPENSE)

Other Income	—

Finance and interest fees	(29,834)	—

NET INCOME/ (LOSS)	$(123,559)	$(27,273)

Basic and Diluted Loss per Common Share
	$(.00014)	(.00004)

Weighted Average Number of Common Shares Outstanding	863,112,467	673,112,467

The accompanying notes are an integral part of the financial statements.

GREENE CONCEPTS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED OCTOBER 31, 2019 & 2018
(UNAUDITED)

	2019	2018

CASH FLOWS FROM OPERATING ACTIVITIES

Net Income / (Loss)	(123,559)	(27,273)

Adjustments to reconcile net income to net cash provided By operating activities:

Changes in operating assets and liabilities:

Depreciation and amortization	17,241	16,782

Write off acquisition debt	—	—

(Increase)/decrease in accounts receivable		4,704

Increase/ (decrease) in accounts payable	(2,697)	(2,119)

Increase/ (decrease) in accrued interest payable	28,834	—

Increase/(decrease) in inventory	—	5,055

NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES	(80,181)	(2,851)

CASH FLOWS FROM INVESTING ACTIVITIES

Investment in Fixed Assets	(14,000)

NET CASH PROVIDED (USED) BY INVESTING ACTIVITIES	(14,000)

CASH FLOWS FROM FINANCING ACTIVITIES

(Decrease)/Increase in notes payable	93,500	—

(Decrease)/Increase in Due from Stockholder	(96,882)	792

NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES	(3,382)	792

NET INCREASE (DECREASE) IN CASH	90,799	(2,059)

CASH AND EQUIVALENTS, BEGINNING OF PERIOD	94,048	10,040

CASH AND EQUIVALENTS, END OF PERIOD	3,249	7,981

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

The accompanying notes are an integral part of the financial statements.

GREEN CONCEPTS, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

FOR THE TWELVE MONTHS ENDED OCTOBER 31, 2019
(UNAUDITED)

							TOTAL
	PREFERRED SHARES	VALUE	STOCK SHARES	COMMON VALUE	ADDITIONAL PAID IN CAPITAL	ACCUMULATED EQUITY (DEFICIT)	SHAREHOLDERS EQUITY (DEFICIT)

BALANCE JULY 31, 2017	10.000.000	$1,000	1,034,712,401	$103,471	$614,489	$(1,538,094)	$(864,134)

ISSUANCE OF COMMON SHARES FOR CAPITAL			50,000,06	5,000	(5,000)

CANCELLATION OF SHARES			(465,000,000)	(46,500)	46,500

ISSUANCE OF COMMON SHARES FOR CAPITAL			103,400,000	10,340	(10,340)

NET LOSS JULY 31, 2018						$(96,138)	(96,138)

BALANCE JULY 31, 2018	10,000,000	$1,000	723,112,467	$72,311	$645,649	$(1,679,232)	$(960,272)

ISSUANCE OF COMMON SHARES FOR CAPITAL			40,000,000	6,000	(6,000)

ISSUANCE OF PREFERRED SHARES FOR SERVICES		209			(209)	(550)	(550)

ACQUISITION OF ASSETS AND DEBT ASSUMPTION					2,666,243		2,666,243

NET LOSS JULY 31, 2019						$(287,289)	(287,289)

BALANCE JULY 31, 2019	12,085,500	$1,209	783,112,467	$78,311	$3,305,683	$(1,967,071)	$1,418,132

CONVERSION OF DEBT					(136,172)		(136,172)

ISSUANCE OF PREFERRED SHARES FOR SERVICES		103			(103)

ISSUANCE OF COMMON SHARES FOR CAPITAL			80,000,000	8,000	(8,000)

NET LOSS OCTOBER 31, 2019						(123,559)	(123,559)

BALANCE OCTOBER 31, 2019	12,085,500	$1,312	863,112,467	$86,311	$3,161,408	$(2,090,630)	$1,158,401

The accompanying notes are an integral part of the financial statements.

GREENE CONCEPTS, INC.

NOTES TO THE FINANCIAL STATEMENTS

OCTOBER 31, 2019

(UNAUDITED)

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES

A. ORGANIZATION AND OPERATIONS

NOTE A  – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of Greene Concepts, Inc. (the Company) is presented to assist in understanding the Company’s financial statements.  The financial statements and notes are representations of the Company’s management who is responsible for the integrity and objectivity of the financial statements.  These accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

Nature of Operations

Greene Concepts, Inc. is headquartered in the City of Fresno, California and has been in service for fifty-eight years.  The Company manufactured and distributed a line of 25 high quality consumer focused inkjet kits.  The Company has recently divested itself of these operations and have acquired a facility that will be focused on production of a variety of beverage product lines including, but not limited to CBD infused beverages, spring and artesian water, as well as enhanced athletic drinks in addition to other product offerings The Company has prepared these financial statements on the accrual basis of accounting.

B. BASIS OF ACCOUNTING

The Company utilizes the accrual method of accounting, whereby revenue is recognized when earned and expenses when incurred.  The unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information.  As such, the financial statements do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.  In the opinion of management, all adjustments considered necessary for a fair presentation have been included and these adjustments are of a normal recurring nature.  The results of operations for the Three months ended October 31, 2019 and 2018 are not necessarily indicative of the results for the full fiscal year ending July 31, 2018.

C. USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

D. CASH AND CASH EQUIVALENTS Cash and cash equivalents include cash on hand; cash in banks and any highly liquid investments with maturity of three months or less at the time of purchase. The Company maintains cash and cash equivalent balances at several financial institutions, which are insured by the Federal Deposit Insurance Corporation up to $250,000.

E. FIXED ASSETS Fixed assets are carried at cost. Depreciation is computed using the straight-line method of depreciation over the assets estimated useful lives. Maintenance and repairs are charged to expense as incurred; major renewals and improvements are capitalized. When items of fixed assets are sold or retired, the related cost and accumulated depreciation is removed from the accounts and any gain or loss is included in income. In February, 2019 the Company acquired Mammoth Ventures Inc. which included all assets owned by Mammoth including the Marion, North Carolina facility and all bottling equipment and other assets formerly known as the North Cove Springs Bottling and Beverage from BNL Capital LLC

F. COMPUTATION OF EARNINGS PER SHARE

Net income per share is computed by dividing the net income by the weighted average number of common shares outstanding during the period.

F. INCOME TAXES

In February 1992, the Financial Accounting Standards Board issued Statement on Financial Accounting Standards 109 of “Accounting for Income Taxes.” Under Statement 109, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

G. REVENUE RECOGNITION

Revenue for license fees is recognized upon the execution and closing of the contract for the amount of the contract. Contract fees are generally due based upon various progress milestones. Revenue from contract payments are estimated and accrued as earned. Any adjustments between actual contract payments and estimates are made to current operations in the period they are determined.

H. FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards No. 107, “Disclosures about Fair Value of Financial Instruments”, requires disclosures of information about the fair value of certain financial instruments for which it is practicable to estimate the value. For purpose of this disclosure, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation. The carrying amounts reported in the balance sheet for cash, accounts receivable, inventory, accounts payable and accrued expenses, and loans payable approximate their fair market value based on the short-term maturity of these instruments.

GREENE CONCEPTS, INC.

NOTES TO THE FINANCIAL STATEMENTS

OCTOBER 31, 2019

(UNAUDITED)

NOTE 2 –NOTES AND OTHER LOANS PAYABLE

CONVERTIBLE NOTES

Date	Name	Principal	Interest Rate	Maturity Date

July 16, 2014	The Nuemark Group, LLC	$15,000.00	8.00% APR	July 16, 2015
October 1, 2018	Bradley Wilson	$6,000.00	8.00% APR	October 1, 2019
October 5, 2018	Bradley Wilson	$1,150.00	8.00% APR	October 5, 2019
October 5, 2018	Bradley Wilson	$9,000.00	8.00% APR	October 5, 2019
October 5, 2018	Bradley Wilson	$10,000.00	8.00% APR	October 5, 2019
October 26, 2018	Bradley Wilson	$1,000.00	8.00% APR	October 26, 2019
October 26, 2018	Bradley Wilson	$9,223.00	8.00% APR	October 26, 2019
October 26, 2018	Bradley Wilson	$12,000.00	8.00% APR	October 26, 2019
November 15, 2018	Bradley Wilson	$10,000.00	8.00% APR	November 15, 2019
December 11, 2018	Bradley Wilson	$10,600.00	8.00% APR	December 11, 2019
December 17, 2018	CDN Associates, LLC	$10,000.00	8.00% APR	December 18, 2019
December 18, 2018	Bradley Wilson	$1,500.00	8.00% APR	December 17, 2019
January 16,2019	CDN Associates, LLC	$5,000.00	8.00% APR	January 16, 2020
February 6, 2019	Nuemark Group LLC	$25,000.00	8.00% APR	February 6,2020
February 8, 2019	Nuemark Group LLC	$15,000.00	8.00% APR	February 8,2020
February 22, 2019	Nuemark Group LLC	$15,000.00	8.00% APR	February 22,2020
March 6, 2019	Shaun Diedrich	$2,000.00	8.00% APR	March 6, 2020
March 18, 2019	Bergamo Consulting LLC	$12,000.00	12.00% APR	March 18, 2020
April 2, 2019	Bergamo Consulting LLC	$10,000.00	12.00% APR	April 2, 2020
April 11,2019	Bergamo Consulting LLC	$15,000.00	12.00% APR	April 11,2020
April 15, 2019	Bergamo Consulting LLC	$50,000.00	12.00% APR	April 15,2020
April 16,2019	Bergamo Consulting LLC	$13,000.00	12.00% APR	April 16,2020
April 17, 2019	Bergamo Consulting LLC	$5,000.00	12.00% APR	April 17, 2020
April 30, 2019	Bergamo Consulting LLC	$85,000.00	12.00% APR	April 30, 2020
May 10, 2019	Bergamo Consulting LLC	$20,000.00	12.00% APR	May 10, 2020
May 23, 2019	Bergamo Consulting LLC	$20,000.00	12.00% APR	May 23, 2020
June 5,2019	Bergamo Consulting LLC	$20,000.00	12.00% APR	June 5, 2020
June 20, 2019	Bergamo Consulting LLC	$20,000.00	12.00% APR	June 20, 2020
July 7, 2019	Bergamo Consulting LLC	$10,000.00	12.00% APR	July 7. 2020
July 15,2019	Bergamo Consulting LLC	$10,000.00	12.00% APR	July 15, 2020
July 26, 2019	Bergamo Consulting LLC	$12,500.00	12.00% APR	July 26, 2020
August 13, 2019	Bergamo Consulting LLC	$14,000.00	12.00% APR	August 13,2020
August 19, 2019	Bergamo Consulting LLC	$16,500.00	12.00% APR	August 19,2020
September 3, 2019	Bergamo Consulting LLC	$2,500.00	12.00% APR	September 3.2020
September 11, 2019	Bergamo Consulting LLC	$2,500.00	12.00% APR	September 11.2020
September 26, 2019	Bergamo Consulting LLC	$2,500.00	12.00% APR	September 26.2020
September 27, 2019	Bergamo Consulting LLC	$25,000.00	12.00% APR	September 27.2020
October 7, 2019	Bergamo Consulting LLC	$5,000.00	12.00% APR	October 7, 2020
October 11, 2019	Bergamo Consulting LLC	$5,000.00	12.00% APR	October 11, 2020
October 16, 2019	Bergamo Consulting LLC	$5,000.00	12.00% APR	October 16, 2020
October 25, 2019	Bergamo Consulting LLC	$15,000.00	12.00% APR	October 25, 2020

NOTE 3 – SHAREHOLDER LOANS

As of October 31, 2019 and October 31, 2018, the Company had a shareholder loan payable to Leonard Greene in the amount of $1,466,835.00. The shareholder loan is a noninterest-bearing, unsecured obligation, due upon demand.

NOTE 4- SUBSEQUENT EVENTS

Subsequent events were evaluated through December 11, 2019 which is the date the financial statements were available to be issued. There were no events that would require additional disclosure at the time of financial statement presentation.

FINANCIAL STATEMENTS

JULY 31, 2019

GREENE CONCEPTS, INC.

CONSOLIDATED FINANCIAL STATEMENTS

JULY 31, 2019 and JULY 31, 2018

(Unaudited)

GREENE CONCEPTS, INC.
CONSOLIDATED BALANCE SHEETS
AT JULY 31, 2019 & 2018
(UNAUDITED)

	2019	2018
ASSETS

CURRENT ASSETS

Cash	$94,048	$10,040

Accounts Receivable	—	27,580

Inventory	—	453,216

TOTAL CURRENT ASSETS	94,048	490,836

FIXED ASSETS-NET	3,249,242	—

OTHER ASSETS

Start-Up Costs-Net		218,766

Utility Deposit	1,650	—

TOTAL ASSETS	3,344,940	709,012

LIABILITIES

Accounts Payable	40,134	89,449

Accrued Interest Payable	12,466	—

Notes Payable (Note 2)	459,973	202,449

Notes Payable Shareholder (Note 3)	1,466,835	1,466,835

TOTAL LIABILITIES	1,926,808	1,669,284

STOCKHOLDERS’ EQUITY (DEFICIT)

Preferred Stock $.0001 par value 20,000,000 Authorized 12,085,500 issued, and outstanding at July 31, 2019 and 10,000,000 issued, and outstanding at July 31, 2018	1,209	1,000

Common Stock, $.0001 par value 3,000,000,000 Authorized 783,112,467 issued and outstanding at July 31,2019 and 3,000,000,000 Authorized 723,112,467 issued and outstanding at July 31,2018	78,311	72,311

Additional paid-in-capital	3,305,683	645,649

Retained earnings	(1,967,071)	(1,679,232)

TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	1,418,132	(960,272)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	3,344,940	709,012

The accompanying notes are an integral part of the financial statements.

F-1

GREENE CONCEPTS, INC.
CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE TWELVE MONTHS ENDED JULY 31, 2019 & 2018

(UNAUDITED)

	2019	2018

REVENUES:

Sales	$79,080	$50,160

TOTAL REVENUE	79,080	50,160

COST OF SALES	18,130	25,849

GROSS MARGIN	60,950	24,311

OPERATING EXPENSES:

Administrative expenses	118,699	40,402

Professional Fees	124,171	12,918

Depreciation & Amortization	68,045	67,129

Total Operating expenses	310,915	120,449

NET OPERATING INCOME/ (LOSS)	(249,965)	(96,138)

OTHER INCOME/(EXPENSE)

Other Income	269

Finance and interest fees	(38,143)	—

NET INCOME/ (LOSS)	$(287,839)	$(96,138)

Basic and Diluted Loss per Common Share	$(.00038)	(.00013)

Weighted Average Number of Common Shares Outstanding	783,112,467	723,112,467

The accompanying notes are an integral part of the financial statements.

F-2

GREENE CONCEPTS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE TWELVE MONTHS ENDED JULY 31, 2019 & 2018
(UNAUDITED)

	2019	2018

CASH FLOWS FROM OPERATING ACTIVITIES

Net Income / (Loss)	(287,839)		(96,138)

Adjustments to reconcile net income to net cash provided By operating activities:

Changes in operating assets and liabilities:

Depreciation and amortization	68,045		67,129

Write off acquisition debt	218,766		—

(Increase)/decrease in accounts receivable	27,580		(14,700)

Increase/ (decrease) in accounts payable	(49,315)		9,458

Increase/ (decrease) in accrued interest payable	12,466

Increase/(decrease) in inventory	(490,836)		74,141

NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES	(501,133)		39,890

CASH FLOWS FROM INVESTING ACTIVITIES

Investment in Fixed Assets	(1,350,000)

NET CASH PROVIDED (USED) BY INVESTING ACTIVITIES	(1,350,000)

CASH FLOWS FROM FINANCING ACTIVITIES

(Decrease)/Increase in notes payable	1,935,141		15,000

(Decrease)/Increase in Due from Stockholder			(52,992)

NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES	1,935,141		(37,992)

NET INCREASE (DECREASE) IN CASH	84,008		1,898

CASH AND EQUIVALENTS, BEGINNING OF PERIOD	10,040		8,142

CASH AND EQUIVALENTS, END OF PERIOD	94,048		10,040

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

Stock issued to raise capital	$5,000	$

The accompanying notes are an integral part of the financial statements.

F-3

GREEN CONCEPTS, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT
FOR THE TWELVE MONTHS ENDED JULY 31, 2019
(UNAUDITED)

	PREFERRED SHARES	VALUE	STOCK SHARES	COMMON VALUE	ADDITIONAL PAID IN CAPITAL	ACCUMULATED EQUITY (DEFICIT)	TOTAL SHAREHOLDERS EQUITY (DEFICIT)

BALANCE JULY 31, 2017	10.000.000	$1,000	1,034,712,401	$103,471	$614,489	$(1,538,094)	$(864,134)

ISSUANCE OF COMMON SHARES FOR CAPITAL			50,000,066	5,000	(5,000)

CANCELLATION OF SHARES			(465,000,000)	(46,500)	46,500

ISSUANCE OF COMMON SHARES FOR CAPITAL			103,400,000	10,340	(10,340)

NET LOSS JULY 31, 2018						$(96,138)	(96,138)

BALANCE JULY 31, 2018	10,000,000	$1,000	723,112,467	$72,311	$645,649	$(1,679,232)	$(960,272)

ISSUANCE OF COMMON SHARE FOR CAPITAL			60,000,000	6,000	(6,000)	(550)	(550)

ISSUANCE OF PREFERRED SHARE FOR SERVICES		209			(209)

ACQUISITION OF ASSETS AND DEBT ASSUMPTION					2,666,243		2,666,243

NET LOSS JULY 31, 2019						$(287,289)	(287,289)

BALANCE JULY 31, 2019	12,085,500	$1,209	783,112,467	$78,311	$3,305,683	$(1,967,071)	$(1,418,132)

The accompanying notes are an integral part of the financial statements.

F-4

GREENE CONCEPTS, INC.
NOTES TO THE FINANCIAL STATEMENTS

JULY 31, 2019
(UNAUDITED)

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES

A. ORGANIZATION AND OPERATIONS
NOTE A – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of Greene Concepts, Inc. (the Company) is presented to assist in understanding the Company’s financial statements.  The financial statements and notes are representations of the Company’s management who is responsible for the integrity and objectivity of the financial statements.  These accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

Nature of Operations

Greene Concepts, Inc. is headquartered in the City of Fresno, California and has been in service for fifty-eight years.  The Company manufactured and distributed a line of 25 high quality consumer focused inkjet kits.  The Company has recently divested itself of these operations and have acquired a facility that will be focused on production of a variety of beverage product lines including, but not limited to CBD infused beverages, spring and artesian water, as well as enhanced athletic drinks in addition to other product offerings The Company has prepared these financial statements on the accrual basis of accounting.

B. BASIS OF ACCOUNTING

The Company utilizes the accrual method of accounting, whereby revenue is recognized when earned and expenses when incurred.  The unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information.  As such, the financial statements do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.  In the opinion of management, all adjustments considered necessary for a fair presentation have been included and these adjustments are of a normal recurring nature.  The results of operations for the Three months ended July 31, 2019 and 2018 are not necessarily indicative of the results for the full fiscal year ending July 31, 2018.

C. USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

D. CASH AND CASH EQUIVALENTS Cash and cash equivalents include cash on hand; cash in banks and any highly liquid investments with maturity of three months or less at the time of purchase. The Company maintains cash and cash equivalent balances at several financial institutions, which are insured by the Federal Deposit Insurance Corporation up to $250,000.

E. FIXED ASSETS Fixed assets are carried at cost. Depreciation is computed using the straight-line method of depreciation over the assets estimated useful lives. Maintenance and repairs are charged to expense as incurred; major renewals and improvements are capitalized. When items of fixed assets are sold or retired, the related cost and accumulated depreciation is removed from the accounts and any gain or loss is included in income. In February, 2019 the Company acquired Mammoth Ventures Inc. which included all assets owned by Mammoth including the Marion, North Carolina facility and all bottling equipment and other assets formerly known as the North Cove Springs Bottling and Beverage from BNL Capital LLC

F. COMPUTATION OF EARNINGS PER SHARE

Net income per share is computed by dividing the net income by the weighted average number of common shares outstanding during the period.

F. INCOME TAXES

In February 1992, the Financial Accounting Standards Board issued Statement on Financial Accounting Standards 109 of “Accounting for Income Taxes.” Under Statement 109, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

G. REVENUE RECOGNITION

Revenue for license fees is recognized upon the execution and closing of the contract for the amount of the contract. Contract fees are generally due based upon various progress milestones. Revenue from contract payments are estimated and accrued as earned. Any adjustments between actual contract payments and estimates are made to current operations in the period they are determined.

H. FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards No. 107, “Disclosures about Fair Value of Financial Instruments”, requires disclosures of information about the fair value of certain financial instruments for which it is practicable to estimate the value. For purpose of this disclosure, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation. The carrying amounts reported in the balance sheet for cash, accounts receivable, inventory, accounts payable and accrued expenses, and loans payable approximate their fair market value based on the short-term maturity of these instruments.

F-5

GREENE CONCEPTS, INC.
NOTES TO THE FINANCIAL STATEMENTS
JULY 31, 2019
(UNAUDITED)

NOTE 2  – NOTES AND OTHER LOANS PAYABLE

CONVERTIBLE NOTES

Date	Name	Principal	Interest Rate	Maturity Date

July 16, 2014	The Nuemark Group, LLC	$15,000.00	8.00% APR	July 16, 2015
October 1, 2018	Bradley Wilson	$6,000.00	8.00% APR	October 1, 2019
October 5, 2018	Bradley Wilson	$1,150.00	8.00% APR	October 5, 2019
October 5, 2018	Bradley Wilson	$9,000.00	8.00% APR	October 5, 2019
October 5, 2018	Bradley Wilson	$10,000.00	8.00% APR	October 5, 2019
October 26, 2018	Bradley Wilson	$1,000.00	8.00% APR	October 26, 2019
October 26, 2018	Bradley Wilson	$9,223.00	8.00% APR	October 26, 2019
October 26, 2018	Bradley Wilson	$12,000.00	8.00% APR	October 26, 2019
November 15, 2018	Bradley Wilson	$10,000.00	8.00% APR	November 15, 2019
December 11, 2018	Bradley Wilson	$10,600.00	8.00% APR	December 11, 2019
December 17, 2018	CDN Associates, LLC	$10,000.00	8.00% APR	December 18, 2019
December 18, 2018	Bradley Wilson	$1,500.00	8.00% APR	December 17, 2019
January 16,2019	CDN Associates, LLC	$5,000.00	8.00% APR	January 16, 2020
February 6, 2019	Nuemark Group LLC	$25,000.00	8.00% APR	February 6,2020
February 8, 2019	Nuemark Group LLC	$15,000.00	8.00% APR	February 8,2020
February 22, 2019	Nuemark Group LLC	$15,000.00	8.00% APR	February 22,2020
March 6, 2019	Shaun Diedrich	$2,000.00	8.00% APR	March 6, 2020
March 18, 2019	Bergamo Consulting LLC	$12,000.00	8.00% APR	March 18, 2020
April 2, 2019	Bergamo Consulting LLC	$10,000.00	8.00% APR	April 2, 2020
April 11,2019	Bergamo Consulting LLC	$15,000.00	8.00% APR	April 11,2020
April 15, 2019	Bergamo Consulting LLC	$50,000.00	8.00% APR	April 15,2020
April 16,2019	Bergamo Consulting LLC	$13,000.00	8.00% APR	April 16,2020
April 17, 2019	Bergamo Consulting LLC	$5,000.00	8.00% APR	April 17, 2020
April 30, 2019	Bergamo Consulting LLC	$85,000.00	8.00% APR	April 30, 2020
May 10, 2019	Bergamo Consulting LLC	$20,000.00	8.00% APR	May 10, 2020
May 23, 2019	Bergamo Consulting LLC	$20,000.00	8.00% APR	May 23, 2020
June 5,2019	Bergamo Consulting LLC	$20,000.00	8.00% APR	June 5, 2020
June 20, 2019	Bergamo Consulting LLC	$20,000.00	8.00% APR	June 20, 2020
July 7, 2019	Bergamo Consulting LLC	$10,000.00	8.00% APR	July 7. 2020
July 15,2019	Bergamo Consulting LLC	$10,000.00	8.00% APR	July 15, 2020
July 26, 2019	Bergamo Consulting LLC	$12,500.00	8.00% APR	July 26, 2020

NOTE 3 – SHAREHOLDER LOANS

As of July 31, 2019 and July 31, 2018, the Company had a shareholder loan payable to Leonard Greene in the amount of $1,466,835.00. The shareholder loan is a noninterest-bearing, unsecured obligation, due upon demand.

NOTE4- SUBSEQUENT EVENTS

Subsequent events were evaluated through October 30,, 2019, which is the date the financial statements were available to be issued. There were no events that would require additional disclosure at the time of financial statement presentation.

F-6

PART III – EXHIBITS

Exhibit No.	Description
2.1	Restated Certificate of Incorporation of Greene Concepts, Inc., dated April 13, 2011 [Filed as Exhibit 2.1 to the Company’s Offering Statement on Form 1-A on October 2, 2019]
2.2	Certificate of Amendment of the Certificate of Incorporation of Greene Concepts, Inc., dated July 6, 2012 [Filed as Exhibit 2.3 to the Company’s Offering Statement on Form 1-A on October 2, 2019]
2.3	Certificate of Amendment of the Certificate of Incorporation of Greene Concepts, Inc., dated December 19, 2014 [Filed as Exhibit 2.4 to the Company’s Offering Statement on Form 1-A on October 2, 2019]
2.4	Amended and Restated Bylaws of Greene Concepts, Inc. [Filed as Exhibit 2.5 to the Company’s Offering Statement on Form 1-A on October 2, 2019]
3.1	Form of Nuemark Group LLC, Bradley Wilson, and CDN Associates Promissory Notes [Filed as Exhibit 3.1 to the Company’s Offering Statement on Form 1-A on October 2, 2019]
3.2	Form of Bergamo Consulting LLC Promissory Notes [Filed as Exhibit 3.2 to the Company’s Offering Statement on Form 1-A on October 2, 2019]
4.1	Form of Subscription Agreement [Filed as Exhibit 4.1 to Amendment No. 1 to the Company’s Offering Statement on Form 1-A on January 10, 2020]
6.1	Stock Purchase Acquisition Agreement and Merger Agreement and Promissory Note Agreement, dated as of February 6, 2019, by and between Greene Concepts, Inc. and BNL Capital LLC [Filed as Exhibit 6.1 to the Company’s Offering Statement on Form 1-A on October 2, 2019]
6.2	Contract Services Agreement, dated January 18, 2019, by and between Greene Concepts, Inc. and Karen Howard [Filed as Exhibit 6.2 to the Company’s Offering Statement on Form 1-A on October 2, 2019]
6.3	Contract Services Agreement, dated February 5, 2019, by and between Greene Concepts, Inc. and Dr. Susan Hewlings [Filed as Exhibit 6.3 to the Company’s Offering Statement on Form 1-A on October 2, 2019]
6.4	Contract Services Agreement, dated February 5, 2019, by and between Greene Concepts, Inc. and Dr. Douglas Kalman [Filed as Exhibit 6.4 to the Company’s Offering Statement on Form 1-A on October 2, 2019]
6.5	Contract Services Agreement, dated March 30, 2019, by and between Greene Concepts, Inc. and Dr. William Rowe [Filed as Exhibit 6.5 to the Company’s Offering Statement on Form 1-A on October 2, 2019]
6.6	Contract Services Agreement, dated April 12, 2019, by and between Greene Concepts, Inc. and Dr. Lane Phillips [Filed as Exhibit 6.6 to the Company’s Offering Statement on Form 1-A on October 2, 2019]
6.7	Asset Purchase Contract and Receipt, dated on or about December 24, 2018, by and between Mammoth Ventures Inc. and North Cove Springs Bottling and Beverage, Inc. [Filed as Exhibit 6.7 to Amendment No. 1 to the Company’s Offering Statement on Form 1-A on January 10, 2020]
6.8	Employment Offer Letter, dated as of November 19, 2019, by and between Greene Concepts, Inc. and Leonard Greene [Filed as Exhibit 6.8 to Amendment No. 1 to the Company’s Offering Statement on Form 1-A on January 10, 2020]
6.9	Loan Forgiveness and Cancellation Agreement, dated as of November 19, 2019, by and between Greene Concepts, Inc. and Leonard Greene [Filed as Exhibit 6.9 to Amendment No. 1 to the Company’s Offering Statement on Form 1-A on January 10, 2020]

6.10	Madeline Kaye Redemption Letter, dated October 25, 2018 [Filed as Exhibit 6.10 to Amendment No. 1 to the Company’s Offering Statement on Form 1-A on January 10, 2020]
6.11	Keith Kraemer Redemption Letter, dated October 2, 2018 [Filed as Exhibit 6.11 to Amendment No. 1 to the Company’s Offering Statement on Form 1-A on January 10, 2020]
6.12*	Letter of Understanding by Andy Greider to Pacific Stock Transfer as to cancellation of 225,000,000 shares of Common Stock.
11.1*	Consent of Bevilacqua PLLC (included in Exhibit 12.1)
12.1*	Opinion of Bevilacqua PLLC

* Filed herewith.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Marion, North Carolina, on February 14,  2020.

GREENE CONCEPTS, INC.

By:	/s/ Leonard Greene
Leonard Greene
Chief Executive Officer & Director

This offering statement has been signed by the following persons, in the capacities, and on the dates indicated.

TITLE
SIGNATURE	DATE
Chief Executive Officer and Director (principal executive officer and principal financial and accounting officer)
February 14, 2020

/s/ Leonard Greene
Leonard Greene